UNITED STATES

SECURIITES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

TX RAIL PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2558702
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12080 Virginia Boulevard

Ashland, KY 41102

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: 606.929-5655

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, no par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

TX Rail Products, Inc. a Georgia corporation ("Company," ''TX Rail Products," "we," "our," "us"), is filing this Registration of Securities on Form IO ("Registration Statement") to register its shares of common stock, no par value per share ("common stock"), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended ("Securities Exchange Act"). Our common stock previously was registered pursuant to the Securities Exchange Act; however, on December 1, 2019, we filed a Form 15 with the Securities and Exchange Commission ("SEC") to terminate registration of our common stock.

This Registration Statement will become effective automatically by lapse of time 60 days from the date of filing pursuant to Section I2(g)(I) of the Securities Exchange Act. As of the effective date of the Registration Statement, we will be subject to the requirements of Section I 3(a) under the Securities Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations under the Securities Exchange Act applicable to issuers filing registration statements pursuant to Section l 2(g) of the Securities Exchange Act.

IMPLICATIONS OF BEING AN "SMALLER REPORTING COMPANY"

We are a "smaller reporting company" which allows us to take advantage of scaled disclosure requirements in this Registration Statement and in our periodic reports and proxy statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the SEC. These filings will be accessible at www.sec.gov, which is a website maintained by the SEC. We also maintain a website at www.txrailproducts.com. When this Registration Statement becomes effective, we will make available on our website electronic copies of the reports and other information we file with the SEC. Information contained on our website is expressly not incorporated in whole or part in this Registration Statement. The Company has included its website address in this Registration Statement solely as an inactive textual reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement and the documents incorporated by reference herein contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "believe," "expect," "anticipate," "intend," ''plan," "estimate," "project," "target," ''potential," "will," "should," "seek, " "could," "likely, " "may," "pro forma, " "anticipate, " "continue, " or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. All statements, other than statements of historical fact included in, or incorporated by reference into, this Registration Statement regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.

In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this Registration Statement, including the discussions of important risk factors that could cause such differences, including risks relating to our business, operations, and ownership of our securities, are described under "Item I. Business" and "Item IA. Risk Factors," below.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forwarding looking statements does not apply to an issuer of penny stocks.

Because we may from time to time be considered an issuer of penny stock, the safe harbor for forward-looking statements under such provisions may not be applicable to us at certain times.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this Registration Statement and incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

Our logo, trademarks and service marks are the property of TX Rail Products. Other trademarks or service marks appearing in this Registration Statement are the property of their respective holders. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Registration Statement may appear without the TM, SM,® or© symbols, but such references are not intended to indicate in any way that we or any third-party will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights.

This Registration Statement also contains or may contain market data related to our business and industry and any such market data may include projections that are based on certain assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by this data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition, and the trading price of our common stock.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item I. Business Our Company Overview

TX Rail Products, Inc., a Georgia corporation ("TX Rail Products," "Company," "we," "our, " or "us''), distributes and supplies new and used rail and rail products directly and through other suppliers to coal mining companies, short line railroads, and tunneling contractors in the United States for use in their transportation processes. Our rails range from 301bs to 136 lbs. and 10 feet in length to 80 feet. Additionally, the Company sells all components that attach to rails including turnouts and ties.

Our products are supplied to us by certain manufacturers and suppliers in the U.S and overseas and warehoused and distributed from our principal business location in Ashland, Kentucky.

We were incorporated in the State of Georgia on May 15, 2000. On November 9, 2023, we changed our name from TX Holdings, Inc. to TX Rail Products, Inc. We have no subsidiaries.

Our web site address is txrailproducts.com. Information contained on our web site is not part of this Registration Statement or other filings we may make with the Securities and Exchange Commission ("SEC'').

Recent Developments

Revolving Line of Credit

On March 27, 2025, we entered into a revolving line of credit agreement with a bank ("2025 Line of Credit'') providing a total line of credit in the amount of $1,000,000, all of which was drawn at closing. Interest on the outstanding principal of the line of credit is payable monthly, and all outstanding principal and accrued interest are due on April 15, 2026. The outstanding principal amount of the loan bears interest at the Wall Street Journal Prime Rate plus 1.00% (7.83% on December 31, 2025) and is secured by certain of our assets and is personally guaranteed by Mr. Shrewsbury, our chief executive officer and principal stockholder. On July 2, 2025, the terms of the 2025 Line of Credit were amended to increase the total amount available under the line of credit to $2,000,000, and repayment of the Line of Credit was extended to July 15, 2026. As of March 31, 2026, we had drawn $925,030 under the 2025 Line of Credit. The Company anticipates renewing the Line of Credit upon expiration.

Our Business

Mining and Rail Supplies

We supply and distribute rail products including T-rail, switches, ties and related products to U.S. coal mine operators, short line railroads and tunneling contractors and distributors primarily located in Ohio, Pennsylvania, Kentucky, Alabama, and West Virginia.

Principal Products

Rail Products

Our products include:

•	T-rails
•	steel ties for securing rail
•	switches, and
•	related accessories and tools

Product Descriptions

T-Rails

T-rail, also known as flanged T-rail or tee rails, is a type of railway track with a cross-section shaped like the letter "T." It is characterized by a flat bottom which provides stability and support for trains, making it suitable for various rail applications. The top of the rail is wider, forming a head that provides stability and support for trains. The base of the T-rail is flat, allowing for secure attachment to the crossties (sleepers). Our T-rail is made from high-quality hot-rolled steel, which can withstand significant stress and wear. We offer T-rail in a variety of weights (pounds ("lbs.") per yard) ranging from 30-136 lbs., in lengths from 10 to 80 feet, and with section designations including ASCE (American Society of Civil Engineers), ARA-A (American Railway Association Type A), ARA-B, C&NW (Chicago & North Western), among others, and with a range of dimensions.

Steel Ties

Steel ties are strong and durable fastening solutions used for securing differing types of rail and gauges. We offer a line of steel ties for the mining and tunneling industries to fit most track gauges that are light weight, heavy duty and designed for easy installation. Steel ties are cost efficient requiring less ballast than concrete (up to 60% less) and wood ties (up to 45% less), reducing installation costs. At the end of their service life, steel ties can be fully recycled providing additional waste value.

Switches or Turnouts

Railway switches, also known as turnouts or points, are mechanical devices that allow trains to change tracks at junctions or sidings. They consist of moveable rails that guide trains from one track to another where two tracks intersect or diverge, ensuring efficient traffic flow on the railway network. The working group mainly includes stock rails, switch points, closure rails, frogs, guard rails and other connecting parts. The switch points are the section of the switch that moves. The closure rails connect the switch points to the frog. The guard rails are opposite the frog up next to the stock rails which lead the wheels to run down the right flangeway and avoid train derailment. We offer narrow-gauge light T-rail fixed and moveable switches or mine turnouts, including for 60 and 85 lb. weights for the mining and tunneling industries.

Related Accessories and Tools

We sell a variety of accessories products and tools used by coal mine operators, short line railroads and tunneling contractors. Products sold under accessories and tools include: guardrail with flangeway block, crane rail clips, track bolts and spikes, lock washer, spring rod and others.

Coal Mining Industry - Coal Production Estimates

Although, we have experienced an increase in sales starting in October 2025, the U.S. Coal industry has been facing declining U.S. coal production and bankruptcies and restructurings among certain U.S. coal companies. The demand for, and production of, coal in the U.S. continues to be adversely affected by several factors, including environmental regulation, declining coal consumption in the electric power sector, increased competition from natural gas, and a strong U.S. dollar.

In its Annual Coal Report for 2024, the U.S. Energy Information Administration (EIA) reported that U.S. coal production decreased 11.3% from 2023, and the number of producing mines decreased to 524 mines from 560 mines in 2023. Disposition of coal during 2024 totaled 522.3 million short tons, of which 450.8 MMst was marketed as thermal coal and 71.5 MMst was marketed as metallurgical coal. Of the metallurgical coal dispositions, 51.7 MMst was exported, and 14.9 MMst was sold to domestic customers. U.S. coal consumption in 2024 was 410.9 MMst, a decrease of 3.5% from 2023.

In 2024, coal consumption in the electric power sector decreased by 13.9 MMst to 373.3 MMst. Coal consumption in the industrial, coke, and commercial and institutional sectors was 37.7 MMst in 2024, a 2.6% decrease from 2023.

Exports increased by 8.1 MMst in 2024 to I 08.3 MMst. Exports to Europe accounted for 22.5% (24.3 MMst) of U.S. exports in 2024. Steam coal exports accounted for 48% (51.7 MMst) of the total, and metallurgical coal accounted for 52% (56.6MMst).

In its Short-Term Energy Outlook (STEO) released in January 2026, the EIA forecasted lower demand for coal from the electric power sector to be the main driver of coal markets over the next two years. Consumption of coal by the electric power sector is the largest component of domestic coal demand. In 2025, the U.S. electric power sector consumed an estimated 418 MMst and it expects consumption to fall by 10% next year to 376 MMst. The 2026 forecast for coal consumption in the power sector is 4% lower than previous estimates, as a result of the reduction in natural gas price forecast. The EIA expects coal consumption in the power sector to fall an additional I% in 2027 to 372 MMst. The forecast decline reflects an increase in generation from renewable energy sources, particularly in the Midwest, and some scheduled coal plant retirements.

U.S. coal production in 2025 totaled 533 MMst, up 4% from 2024. The EIA forecasts that production will decline by 4% in 2026 to 512 MMst and by 3% to 497 MMst in 2027. The EIA reported that the largest drop in coal production is in the Western region. Production in the Western region is expected to decline by 6% in 2026 and by 2% in 2027, reflecting lower demand for Power River Basin coal by power generators. U.S. exports of coal continue increasing, especially for metallurgical grades. The EIA forecasts that coal exports will grow from 95 MMst in 2025 to 99 MMst in 2026 and 101 MMst in 2027.

Recently, the Department of Energy ("DOE") has begun emphasizing the importance of achieving U.S. energy dominance by strengthening and modernizing the U.S. coal industry and, in April 2025, President Trump issued an executive order (EO) the stated purpose of which, among other thing, is to increase domestic energy production, including coal production. The EO stated that it is a national priority to support the domestic coal industry by removing federal regulatory barriers to coal production, encouraging the utilization of coal to meet growing domestic energy demand, increase U.S. coal exports, and ensuring federal policy does not discriminate against coal production. In this connection, among other things, the DOE has made available low-cost financing to upgrade coal's energy infrastructure.

Cyclicality

Changes in economic conditions affecting the global and domestic mining industry can occur abruptly and unpredictably, which may have significant effects on our sales. Cyclicality is driven, primarily, by price volatility of coal, as well as product life cycles, competitive pressures and other economic factors affecting the mining industry, such as company consolidations and mergers, bankruptcies, increased regulation of the coal mining or electrical utility industry, and competition affecting demand for coal, and the broader economy, including changes in government monetary or fiscal policies and from market expectations with respect to such policies. Falling prices for coal have in the past, and may in the future, lead to reduced production levels of existing mines, a contraction in the number of existing mines and the closure of less efficient mines and are likely to lead to a decrease in demand for our rail products. Conversely, rising coal prices typically lead to the expansion of existing mines, opening of new mines or re-opening of less efficient mines. Increased mining activity typically leads to an increase in demand for our rail products.

Seasonality

Our business is subject to moderate seasonality, with the first quarter of our fiscal year (October to December), generally experiencing lower sales than the last three quarters of our fiscal year.

Manufacturers and Suppliers

Our rail products are supplied to us by several suppliers located overseas and, in the U.S.

Management does not believe that the loss of any of such manufacturers or suppliers would adversely affect our business and believes that alternative manufacturers and suppliers would be readily available to us.

Distribution and Sales

We sell our rail products primarily through an independent sales agent and, to a limited extent, directly to our customers. Our sales agent is an independent contractor and is compensated on a commission basis. Our sales agent sells our rail products to resellers as well as directly to coal mine operators, short line railroads and tunneling contractors.

Our products are delivered to us at our warehouse in Ashland, Kentucky, from where they are shipped to our customers primarily by road. Shipping costs are normally paid for by the purchaser.

Customers

We distribute and sell our rail products principally to certain coal mining companies located in Ohio, Pennsylvania, Kentucky, Alabama and West Virginia and certain distributors. Our customers include both large and small mining companies and operators. During the year ended September 30, 2025, one customer accounted for approximately 27% of our revenues (49% in 2024), and accounted for 6% of our accounts receivable (47% in 2024) as of the year end, one customer accounted for approximately 16% of our revenues (4% in 2024), one customer accounted for approximately 11% of our revenues (7% in 2024) and, one customer accounted for approximately 11% of our revenues (62% in 2024). During the six months ended March 31, 2026, one customer accounted for approximately 41% of our revenues (0% in 2025), and accounted for 76% of our accounts receivable (0% in 2025), one customer accounted for approximately 21% of our revenues (34% in 2025) and accounted for approximately .4% of our accounts receivable (25% in 2025) and, one customer accounted for approximately 9.4% of our revenues (8.7% in 2025) and accounted for 7% of our account receivable, (14.5% in 2025). The loss of any one or more of our major customers or our inability to collect outstanding accounts receivable from one or more of these customers could have a material adverse effect on our business and financial condition. We continue to seek to increase our customer base and reduce our reliance on a limited number of customers.

Competitive Business Conditions

We compete with several manufacturers and distributors of mine rail and related products. Many of our competitors are large manufacturers or distributors or divisions of large companies; however, our industry remains relatively fragmented Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than we have. We believe we compete on the basis of the reliability, quality and performance of our products, competitive pricing, prompt delivery and good customer service and support.

Patents and Proprietary Rights

In connection with our rail supplies business, we rely on a combination of common law trademark, service mark, copyright and trade secret law to establish and protect our proprietary rights and promote our reputation and the growth of our business. We do not own any patents with regard to our rail products that would prevent or inhibit our competitors from using our products or entering our market, although we may seek such protection in the future.

We do not require our employees, consultants and independent contractors to enter into agreements containing non-disclosure, non-competition and non-solicitation restrictions and covenants, accordingly, we rely only upon common law protections to prevent misappropriation of our proprietary rights or to deter independent third-party development of products similar to the products we distribute and sell.

Governmental Regulation

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulation of the distribution of rail products. We are subject to the laws and regulations of those jurisdictions in which we sell our products, which are generally applicable to general business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements. We do not believe our current business is subject to any environmental or similar laws. However, we may become subject to product liability claims related to the products we distribute and sell.

Insurance

We maintain general liability insurance and auto coverage liability insurance in the amount of $2,000,000 and $750,000, respectively, to cover certain liabilities associated with the distribution of our rail products.

We purchased a $2 million key man term life insurance policy on the life of our CEO (William Shrewsbury) that has been assigned to Mr. Shrewsbury as security for a loan he has made to us. A $500,000 key man term life insurance policy was also purchased by the Company on the life of our CFO.

Research and Development Expenditures

No research and development costs or expenses were incurred in fiscal years 2024 or 2025 or in the quarter ended March 31, 2026 or 2025.

Employees

As of March 31, 2026, we employed 8 full-time employees. None of our employees is a party to a collective bargaining agreement and we believe our relationship with our employees is good. Also, we employ certain independent contractors on a regular basis to assist in the marketing and sale of our products. Our sales agent is compensated on a commission basis.

Available Information

Upon effectiveness of this Registration Statement, we will become subject to the reporting and informational requirements of the Securities Exchange Act and will be required to file or furnish reports, proxy statements, and other information with or to the SEC. Such reports and other information filed by us with the SEC will be available free of charge via our website at www.txrailproducts.com when such reports are available on the SEC's website. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at l 00 F Street, NE, Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-O330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated by reference into this Registration Statement or in our other filings with the SEC. Further, references to the URLs for these websites are intended to be inactive textual references only.

Principal Executive Offices

Our principal executive offices and warehouse facilities are located at 12080 Virginia Blvd, Ashland, Kentucky 41102. Our principal telephone number at such location is 606.929-5655.

Smaller Reporting Company Status

We qualify as a "smaller reporting company" under Rule 12b-2 under the Securities Exchange Act, which is defined as a company with a public equity float of less than $250 million or less than $100 million in annual revenues and no public float or public float of less than $700 million. To the extent we remain a smaller reporting company, we will have scaled disclosure requirements for our public filings, including (1) less extensive narrative disclosure than required of other reporting companies, particularly in the description of executive compensation and (2) the requirement to provide two years of audited financial statements instead of three years. In addition, until such time as the public float of our common stock exceeds $75 million, we will be a non-accelerated filer and will not be required to comply with the auditor's attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002.

Item IA. Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information contained in this Registration Statement before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose a part or all your investment.

Risks Related to Our Business and Operations

We are dependent on financing provided or guaranteed by our CEO to fund our business and ongoing operations. We have incurred substantial debt which could affect our ability to obtain additional financing and may increase our vulnerability to business downturns. We may be unable to repay advances due to our CEO if he demands repayment of tire outstanding advances.

On February 25, 2014, we entered into a term loan agreement with Mr. Shrewsbury, our chief executive officer, with a principal amount of $2 million due February 26, 2024. The loan bore interest at the greater of 5.00% or the WSJ Prime Rate through September 30, 2019. On March 9, 2026, the loan agreement was amended to make the loan non-interest bearing and was further amended on February 26, 2024, to extend the maturity date to February 25, 2029. As of March 31, 2026, we owed an aggregate of $2,559,726 under the loan agreement, including accrued interest thereon. The loan is secured by the death benefit proceeds of a $2,000,000 key man term life insurance policy purchased by us on the life of Mr. Shrewsbury. The principal and interest under the loan are subordinate to our 2025 Line of Credit. In addition, as of March 31, 2026, we owed Mr. and Mrs. Shrewsbury an aggregate of $138,937 under a lease agreement we entered into with Mr. and Mrs. Shrewsbury with regard to the lease of our principal executive offices and warehouse facilities. We are subject to the risks associated with substantial indebtedness, including insufficient funds to repay the outstanding loans when they become due if our chief executive officer demands their repayment.

We depend on a small number of customers for a substantial portion of our revenues. The loss of one or more of these customers, or our inability to collect outstanding receivables from such customers could have a material adverse effect on our financial results.

Although we are seeking to increase and diversify our customer base and reduce our reliance upon sales to a small number of customers, we expect sales to such customers to continue to constitute a significant portion of our revenues in the near term because we actively pursue large contracts and projects. The loss of any one or more of such customers or an inability to collect resulting accounts receivable could have a material adverse effect on our business, financial condition, and results of operations. During the year ended September 30, 2025, and the quarter ended March 31, 2026, one customer accounted for approximately 7% and 41%, respectively, of our revenues and one customer accounted for approximately 27% and 21%, respectively, of our revenues. Accounts receivable from our 2 largest customers at March 31, 2026, were 76%, and 7% of our accounts receivable balance. Although we are seeking to diversify our customer base and reduce our reliance upon sales to a small number of large mine operators, we expect sales to such customers to constitute a significant portion of our revenues in the near term. The loss of any one or more of such customers or an inability to collect such accounts receivable could have a material adverse effect on our business, financial condition, and results of operations.

Exchange rate fluctuations could cause a decline in our financial condition and results of operations.

We import most of our rail products from overseas. Fluctuations in exchange rates on foreign currencies could adversely affect our results in the event that our imported products' sales prices cannot be increased to offset a potential exchange fluctuation negative impact. From time to time, as and when we determine it is appropriate and advisable to do so, we will seek to mitigate the effect of exchange rate fluctuations through the use of derivative financial instruments. We cannot assure that we will commence or continue this practice or be successful in these efforts.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with U.S. GAAP. Any changes in estimates, judgments and assumptions could have a material adverse effect on our financial position and results of operations and therefore our business.

The preparation of financial statements in accordance with U.S. GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities and related reserves, revenues, expenses, and income. Estimates, judgments, and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the values of assets, liabilities, revenues, expenses and income, and could have a material adverse effect on our financial position, results of operations and cash flows.

Our business could be adversely impacted by inflation.

Increases in inflation may have an adverse effect on our business. Current and future inflationary effects may be driven by, among other things, supply chain disruptions and governmental stimulus or fiscal policies. Continuing increases in inflation could impact the overall demand for our products, our costs for labor, material and services, and the margins we are able to realize on our products, all of which could have an adverse impact on our business, financial condition, results of operations and cash flows. Inflation may also result in higher interest rates, which in turn would result in higher interest on our outstanding obligations.

The COVID-19 pandemic may continue to create economic disruption and uncertainty around the world, and may continue to impact us, our suppliers, and our customers.

The novel coronavirus disease of 2019 (COVID-19) has created significant economic disruption and uncertainty around the world. COVID-19 has impacted us and our customers primarily due to overall disruptions in supply chains and operations. The lingering impact of these conditions on our business is uncertain and will depend on many evolving factors which we continue to monitor but cannot predict, including the duration and scope of the pandemic and its variants, resulting actions taken by governments, businesses and individuals, and the flow-through impact on operations and supply chains. Potential effects of COVID-19 that may adversely impact our future business include limited availability and/or increased cost of or components used in our products, reduced demand and/or pricing for our products, and the inability of our customers to pay for our products. While we continue to monitor the developments surrounding COVID-19 and take actions, when possible, to mitigate the business risks involved, the potential effects of COVID-19 on our business, alone or taken together, may pose a material risk to our future operating results and financial condition.

Worsening of current U.S. economic conditions as a result of the military actions in Ukraine and the Middle East may adversely affect our business.

As a result of the military actions in the Ukraine, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. If economic conditions worsen as a result of such actions and the military actions in the Middle East, a number of negative effects on our business could result, including a reduced ability to source our products, disruption of our supply chains, the inability of our customers to pay, increased cost of shipping our products, and tighter financing opportunities. Also, if general economic conditions worsen, some of our customers may cease operations or be acquired by other companies, which could have an adverse effect on our results of operations and financial condition. If these customers are affected by worsened economic conditions, they may face liquidity problems or other financial difficulties that could result in delays or defaults in payments owed to us, which could have a significant adverse impact on our financial condition and results of operations. Any of these effects could decrease our revenues and profitability.

We are implementing a growth strategy which, if successful, will place significant demands on us and subject us to numerous risks.

Growing businesses often have difficulty managing their growth. If our growth strategy is successful, significant demand will be placed on our management, accounting, financial, information, and other systems and on our business. We will have to expand our management and recruit and employ experienced executives and key employees capable of providing the necessary support. In addition, to manage our anticipated growth we will need to continue to improve our financial, accounting, information and other systems in order to effectively manage our growth and, in doing so, could incur substantial additional expenses that could harm our financial results. We cannot assure you that our management will be able to manage our growth effectively or successfully, or that our financial, accounting, information or other systems will be able to successfully accommodate our external and internal growth. Our failure to meet these challenges could materially impair our business.

We may make acquisitions or take other corporate strategic actions that could harm our financial performance.

To expedite the development of our business, we anticipate investigating and potentially pursuing future acquisitions of complementary businesses and may engage in discussions with respect to possible acquisitions, sale of assets, business combinations, and joint ventures intended to complement or expand our business, some of which may be significant transactions for us. Regardless of whether we consummate any such transaction, the negotiation of a potential transaction could require us to incur significant costs, because of professional fees and due diligence efforts, and cause diversion of management's time and resources. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain any required financing or regulatory approvals and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree, and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. If we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. In addition, acquisitions may expose us to operational challenges and risks, including:

•

the ability to profitably manage acquired businesses or successfully integrate the acquired businesses' operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business

•

increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic, or cultural challenges in managing and integrating the expanded or combined operations

•

entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions

•

diversion of management's attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth

•

the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties, and

•	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing securities to fund an acquisition would cause dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or target companies to view our shares unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed. In addition, integrating any business that we acquire may be distracting to our management and disruptive to our business and may result in significant costs to us. We could face several challenges in the consolidation and integration of information technology, accounting systems, personnel, and operations. Any such transaction could also result in the impairment of goodwill and other intangibles, development write-offs and other related expenses. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We may face competition from manufacturers and other distributors of rail products.

We face competition from other companies that manufacture and sell rail products. Business in general is highly competitive, and we compete with both large manufacturers and smaller companies that manufacture and/or distribute rail products to the coal industry, short line railroads, and tunneling contractors, Some of our competitors have more capital, longer operating and market histories, greater manufacturing capabilities, and greater resources than we have, and may offer a broader range of products and at lower prices than we offer.

Liability claims may occur if our products are defective.

Any failure in our rail products could expose us to claims for negligence, breach of contract, personal injury, wrongful death, and products liability. Any such claims could be costly to defend and divert management time and resources. In addition, we cannot make assurances that we will have appropriate insurance available to us in the future at commercially reasonable rates to cover such claims. Currently, we maintain general liability insurance in the amount of $1,000,000. Such coverage may not be adequate to cover any claim that may be made against us. Claims brought against us that are not covered by insurance or that result in recoveries in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Our future operating results may be affected by fluctuations in the prices and availability of raw materials.

The raw materials used in the manufacture of our products include ore for our steel products. Our manufacturing vendors are supplied with a significant portion of their raw materials from sources outside the U.S. The raw materials industry as a whole is highly cyclical and at times pricing and supply can be volatile due to several factors beyond our control, including natural disasters, general economic and political conditions, labor costs, competition, import duties, tariffs, and currency exchange rate fluctuations. This volatility can significantly affect our suppliers' raw material costs. In an environment of increasing raw material prices, competitive conditions can affect how much of the price increases in raw materials that we can recover in the form of higher sales prices for our products. To the extent our manufacturing vendors pass on the cost of such increases, and we are unable to pass on any raw material price increases to our customers, our profitability would be adversely affected. Furthermore, restrictions on the supply of other raw materials could adversely affect our operating results. If the prices for such raw materials increase or our manufacturing vendors are unable to secure adequate supplies of raw materials on favorable terms, our profitability could be impaired.

We depend on key personnel and independent sales agents.

Our success depends on the contributions of our key management personnel, including Mr. William "Buck" Shrewsbury, chairman and chief executive officer, Mr. Paul Owens, our president, and Mr. Jose Fuentes, our chief financial officer. If we lose the services of any of such personnel, we could be delayed in or precluded from achieving our business objectives.

In addition, the loss of our independent sales agent could temporarily jeopardize our relations with our customers. Our agreements with such sales agent are terminable upon 30 days' notice. A loss of the sales agent would jeopardize the stability of our infrastructure and our ability to provide the service levels our customers expect.

The loss of any of our key officers or sales agent could impair our ability to successfully execute our business strategy.

We may need to attract and retain additional skilled personnel to develop our business and attract customers.

In the future, we may need to attract, train, motivate, and retain additional highly skilled managerial and sales personnel. Competition for such personnel with appropriate qualifications and skills is intense. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation to such personnel than we currently anticipate. If we fail to attract and retain sufficient numbers of qualified employees or sales agents, our ability to provide the necessary products may be limited and, as a result, we may be unable to attract customers and grow our business.

Risks Related to Our Industry

Our business is materially impacted by cyclical economic conditions affecting the U.S. and global mining industry.

Changes in economic conditions affecting the domestic and global mining industry can occur abruptly and unpredictably, which may have significant effects on our sales. Cyclicality is driven, primarily, by price volatility of coal, as well as product life cycles, competitive pressures and other economic factors affecting the U.S. mining industry, such as company consolidations and mergers, bankruptcies, increased regulation of the U.S. coal mining or electrical utility industry, and competition affecting demand for coal, and the broader economy, including changes in government monetary or fiscal policies and from market expectations with respect to such policies. Falling prices for coal have in the past, and may in the future, lead to reduced production levels of existing mines, a contraction in the number of existing mines and the closure of less efficient mines and are likely to lead to a decrease in demand for our mining supplies and rail products. Conversely, rising coal prices typically lead to the expansion of existing mines, opening of new mines, or re-opening of less efficient mines. Increased mining activity typically leads to an increase in demand for our rail products. In addition to declining orders for our products and services, adverse economic conditions for our customers may make it more difficult for us to collect accounts receivable in a timely manner, or at all, which may adversely affect our working capital. As a result of this cyclicality in the global mining industry, we have experienced significant fluctuations in our business, results of operations and financial condition, and we expect our business to continue to be subject to these fluctuations in the future.

We are largely dependent on the continued demand for coal, which is subject to economic and climate related risks.

Many of our customers supply coal for the generation of electricity and/or steel production. Demand for steel is affected by the global level of economic activity and economic growth. The pursuit of the most cost-effective form of electricity generation continues to take place throughout the world, and coal-fired electricity generation faces intense price competition from other fuel sources, particularly natural gas. In addition, coal combustion generates significant greenhouse gas emissions, and governmental and private sector goals and mandates to reduce greenhouse gas emissions may increasingly affect the mix of electricity generation sources. Further developments in connection with legislation, regulations, international agreements or other limits on greenhouse gas emissions and other environmental impacts or costs from coal combustion, both in the United States and in other countries, could diminish demand for coal as a fuel for electricity generation. If lower greenhouse gas emitting forms of electricity generation, such as nuclear, solar, natural gas or wind power, become more prevalent or cost effective, or diminished economic activity reduces demand for steel, demand for coal will decline. Reduced demand for coal would result in reduced demand for our products and adversely affect our business, financial condition and results of operations.

Environmental regulations impacting the mining industry may adversely affect demand for our products.

Our customers' operations are subject to or affected by a wide array of regulations in the U.S., including those directly impacting coal mining activities and those indirectly affecting their businesses, such as applicable environmental laws. In addition, new environmental legislation or administrative regulations relating to coal mining or affecting demand for mined supplies, or more stringent interpretations of existing laws and regulations, may require our customers to significantly change or curtail their operations. The high cost of compliance with environmental regulations may discourage our customers from expanding existing coal mines or developing new mines and may also cause customers to limit or even discontinue their mining operations. As a result of these factors, demand for the rail products we distribute could be adversely affected by environmental regulations directly or indirectly impacting the coal mining industry. Any reduction in demand for our products as a result of environmental regulations is likely to have an adverse effect on our business, financial condition or results of operations.

Demand for our products may be adversely impacted by regulations related to mine safety.

Our principal customers are underground coal mining companies. The coal mining industry has encountered increased scrutiny as it relates to safety regulations, primarily due to recent high profile mining accidents. New legislation or regulations relating to mine safety standards and the increased cost of compliance with such standards may induce customers to discontinue or limit their mining operations and may discourage companies from developing new mines, which in turn could diminish demand for our products.

Legal. Regulatory and Other Compliance Risks

Increased IT security threats and sophisticated computer crime pose a risk to our systems, networks, and products.

We rely on information technology (“IT') systems and networks in connection with our business activities, and we collect and store sensitive data. IT security threats and sophisticated computer crime, including advanced persistent threats such as attempts to gain unauthorized access to our systems, are increasing in sophistication and frequency. These threats pose a risk to the security of our systems and networks and the confidentiality, availability, and integrity of our data. As we grow, we may experience attempts from hackers and other third parties to gain unauthorized access to our IT systems and networks. Any such attack could have a material adverse effect on our financial condition, results of operations or liquidity. While we actively manage IT risks within our control, we can provide no assurance that our actions will be successful in eliminating or mitigating risks to our systems, networks, and data. A failure of or breach in IT security could expose us and our customers and suppliers to risks of misuse of information or systems, the compromise of confidential information, manipulation and destruction of data and operations disruptions. Any of these events in tum could adversely affect our reputation, competitive position, business and results of operations. In addition, such breaches in security could result in litigation, regulatory action, and potential liability, as well as the costs and operational consequences of implementing further data protection measures.

Regulations related to conflict-free minerals may force us to incur additional expenses.

In August 2012, the SEC adopted disclosure requirements related to certain minerals sourced from the Democratic Republic of Congo or adjoining countries, as required by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The rule requires us to perform due diligence, and report whether "conflict minerals," which are defined as tin, tantalum, tungsten, and gold, necessary to the functionality of a product we purchase originated from the Democratic Republic of Congo or an adjoining country. We are required to file certain initial specialized disclosure reports on Form SD with the SEC regarding such matters, and we will be required to prepare and file such a report on an annual basis. We may incur significant costs to determine the source and custody of conflict minerals that are used in the manufacture of our products in order to comply with these regulatory requirements. We may also face reputational challenges if we are unable to verify the origins for all conflict minerals used in our products, or if we are unable to conclude that our products are "conflict free." Over time, conflict minerals reporting requirements may affect the sourcing, price, and availability of our products, and may affect the availability and price of conflict minerals that are certified as conflict free. Accordingly, we may incur significant costs as a consequence of regulations related to conflict-free minerals, which may adversely affect our business, financial condition or results of operations.

Losses or unauthorized access to or releases of confidential information, including personal information, could subject us to significant reputational, financial, legal and operational consequences.

Our business requires us to use and store confidential information, including personal information, with respect to our customers and employees, and also requires us to share confidential information with suppliers and other third parties. We rely on suppliers that are also exposed to ransomware and other malicious attacks that can disrupt business operations. Although we take steps to secure confidential information that is provided to or accessible by third parties working on our behalf, such measures may not always be effective and losses or unauthorized access to or releases of confidential information may occur. Such incidents and other malicious attacks could materially adversely affect our business, reputation, results of operations, and financial condition.

We have implemented systems and processes intended to secure our information technology systems and prevent unauthorized access to or loss of sensitive data, and mitigate the impact of unauthorized access, including through the use of encryption and authentication technologies and we continue to undertake regular reviews of our IT infrastructure and have investigated improved software and hardware cyber threat protection solutions. These measures cannot provide absolute security, and losses or unauthorized access to or releases of confidential information may occur and could materially adversely affect our business, reputation, results of operations and financial condition.

We may be subject to litigation, including securities class action litigation, which may harm our business and operating results.

Our share price may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to an increased incidence of securities class action litigation. Securities litigation against us could result in substantial costs and damages and divert our management's attention from other business concerns, which could seriously harm our business, results of operations, financial condition or cash flows.

We may also be called on to defend against lawsuits relating to our business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on our business, financial condition and results of operations.

Current and future litigation, regardless of its merits, could result in substantial legal fees, settlements or judgment costs and a diversion of our management's attention and resources that are needed to successfully run our business.

Risks Related to Ownership of Our Shares

There is a limited market for our shares.

Our shares of common stock are quoted on the OTC Markets Group, Inc.'s Pink Limited Market. As a result, relatively small trades in our stock could have a disproportionate effect on our stock price. In addition, many institutional investors, which account for significant trading activity, are restricted from investing in stocks that trade below specified prices, have less than specified market capitalizations, or have less than specified trading volume. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A limited trading volume may limit the ability of our stockholders to resell their shares at times and in such amounts as they may desire. No assurance can be given that an active market will develop for our common stock or, if it develops, that it will continue.

Investment in our common stocks is subject to price fluctuations and market volatility.

Historically, valuations of many small companies have been highly volatile. The securities of many small companies have experienced significant price and trading volume fluctuations unrelated to the operating performance or the prospects of such companies. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	the impact of tariffs on the import of our products
•	regulatory actions with respect to our products or our competitors' products
•	actual or anticipated fluctuations in our financial condition and operating results
•	actual or anticipated changes in our growth rate relative to our competitors
•	actual or anticipated fluctuations in our competitors' operating results or changes in their growth rate
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments
•	issuance of new or updated research or reports by securities analysts
•	fluctuations in the valuation of companies perceived by investors to be comparable to us
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares
•	additions or departures of key management or personnel
•	disputes or other developments related to proprietary rights, including patents, and litigation matters
•	announcement or expectation of our financing efforts
•	sales of our shares by us, our insiders, or our other stockholders
•	political events, war, terrorism, public health issues, natural disasters and other circumstances
•	lawsuits threatened or filed against us, and
•	general economic and market conditions.

Furthermore, the U.S. stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, or international currency fluctuations may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management's attention from other business concerns, which could potentially harm our business.

Additionally, selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Holders of our securities could, therefore, experience a decline in the value of their investment as a result of short sales or a high volume of selling of our shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our shares may depend on the research and reports that securities or industry analysts publish about us or our business. As of the date hereof, we are not aware of any research analyst that covers our shares, and there can be no assurance that analysts will cover us or provide favorable coverage. If one or more analysts downgrade our shares or change their opinion of our share price, our share price may decline. In addition, if one or more analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Current shareholdings may be diluted if we make future equity issuances or if outstanding warrants or options are exercised for shares of our common stock.

"Dilution" refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases. Our issuance of additional stock, convertible preferred stock, and convertible debt may result in dilution to the interests of stockholders and may also result in the reduction of your stock price. The sale of a substantial number of shares into the market, or even the perception that sales could occur, could depress the price of the common stock. Also, the exercise of warrants and options may result in additional dilution.

If, in the future, we issue options, warrants, convertible securities, (such as convertible preferred stock), or derivatives, holders thereof will have the opportunity to profit from a rise in the market price of our common stock, if any, without assuming the risk of ownership, with a resulting dilution in the interests of other stockholders. We may find it more difficult to raise additional equity capital if it should be needed for our business while the options, warrants, and convertible securities are outstanding. At any time at which the holders of the options, warrants, or convertible securities might be expected to exercise or convert them, we would probably be able to obtain additional capital on terms more favorable than that provided by those securities.

Upon the effectiveness of this Registration Statement, we will be required to file reports and other information with the SEC pursuant to the Securities Exchange Act and the rules promulgated thereunder. As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board ("PCAOB'? regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner. Investor confidence in the price of our stock may be adversely affected if we are unable to comply with such rules and regulations.

As a public reporting company under the Securities Exchange Act, we will be subject to the rules and regulations established from time to time by the SEC and the PCAOB. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting, which requires us to document and our internal control over financial reporting.

Also, as a public company, we will be subject to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act, which require us to include in our annual report on Form 10-K our management's report on, and assessment of the effectiveness of, our internal control over financial reporting ("managements report"). If we fail to achieve and maintain the adequacy of our disclosure control or internal control over financial reporting, there is a risk that we will not comply with all of the requirements imposed by Section 404. Moreover, effective internal control over financial reporting, particularly relating to revenue recognition, is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss in investor confidence in the reliability of our financial statements, which ultimately could harm our business and could negatively impact on the market price of our common stock. Investor confidence and the price of our common stock may be adversely affected if we are unable to comply with Section 404 of the Sarbanes-Oxley Act.

The market for and trading price of our shares of common stock may be adversely affected if we are unable to comply with Section 404 of the Sarbanes-Oxley Act.

We are a "smaller reporting company" within the meaning of the Securities Act and Securities Exchange Act and we intend to take advantage of certain exemptions from disclosure requirements available to smaller reporting companies which could make our securities less attractive to investors and may make it more difficult to compare our performance with that of other public companies.

We are a "smaller reporting company" as defined in Item l0(t)(l) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of common stock held by non-affiliates exceeds $250 million as of the prior March 31, and (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of the shares of common stock held by non-affiliates exceeds $700 million as of the prior March 31. To the extent we take advantage of such reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Certain provisions of our charter and bylaws may discourage mergers and other transactions.

Certain provisions of our articles of incorporation and bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock. The ability to issue "blank check" preferred stock is a traditional anti-takeover measure. This provision may be beneficial to our management and the board of directors in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such tender offer, or who may want to replace some or all of the members of the board of directors.

Our board of directors may issue additional shares of preferred stock without stockholder approval.

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock. Accordingly, our board of directors may, without stockholder approval, issue one or more new series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of common stock. In addition, the issuance of shares of preferred stock may have the effect of rendering more difficult or discouraging, an acquisition or change of control of TX Rail Products. Although we do not have any current plans to issue any shares of preferred stock, we may do so in the future.

We have never declared or paid cash, dividends on our common stock.

We have never declared or paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions or covenants in our bank indebtedness, capital requirements, business prospects, Georgia corporations' law, and other factors that our board of directors considers relevant. Accordingly, investors will only see a return on their investment if the value of our securities appreciates.

Our directors and executive officers own a substantial percentage of our common stock.

As of May 22, 2026, our directors and executive officers beneficially owned approximately 31.4% of our shares of common stock. Our directors and executive officers are entitled to cast an aggregate of approximately 15,000,000 votes on matters submitted to our stockholders for a vote or approximately 31.4% of the total number of votes entitled to be cast at a meeting of our stockholders. These stockholders, if they acted together, could exert substantial control over matters requiring approval from our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may discourage or prevent someone from acquiring our business.

Future sales of our common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate and thus inhibit our ability to raise additional capital when it is needed.

Our common stock is subject to the SEC's penny stock regulations.

Our common stock is subject to the SEC's "penny stock" rules. These regulations define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to the broker-dealer and the salesperson, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written statement from the customer that such disclosure information was provided and must retain such acknowledgment for at least three years. Further, monthly statements must be sent disclosing current price information for the penny stock held in the account. The penny stock rules also require that broker-dealers engaging in a transaction in a penny stock make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the purchase. The foregoing rules may materially and adversely affect the market for, and liquidity of, our common stock, including the ability of broker-dealers to sell our common stock, the ability of holders of our shares to obtain accurate price quotations and may therefore impede the ability of holders of our common stock to sell such securities in the secondary market.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some investors. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market for our shares.

As an issuer of ''penny stock," the protection provided by federal securities laws related to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of "penny stock." As a result, we may not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

General Business Risks

Our business may be impacted by political events, war, terrorism, public health issues, natural disasters, and other circumstances that are not within our control.

War, terrorism, geopolitical uncertainties, public health issues, and other business interruptions have caused and could cause damage or disruption to international commerce and the global economy and thus could have a material adverse effect on us, our suppliers, and manufacturing vendors. Our business operations are subject to interruption by natural disasters, fire, power shortages, nuclear power plant accidents, terrorist attacks, and other hostile acts, labor disputes, public health issues, and other events beyond our control. Such events could decrease demand for our products, make it difficult or impossible for us to make and deliver products to our customers, or to receive products from our manufacturers and suppliers, and create delays and inefficiencies in our supply chain. If major public health issues, including pandemics, arise, we could be adversely affected by more stringent employee travel restrictions, additional limitations in freight services, governmental actions limiting the movement of products between regions, delays in production ramps of new products, and disruptions in the operations of our manufacturing vendors and suppliers. In the event of a natural disaster, we could incur significant losses, require substantial recovery time, and experience significant expenditures in order to resume operations.

Item 2. Financial Information

You should read the following discussion and analysis together with our consolidated financial statements and related notes thereto for the year ended September 30, 2025, and the quarter ended March 31, 2026, appearing elsewhere in this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategies for our business, include forward-looking statements that involve risks and uncertainties. You should review "Item IA. Risk Factors" in this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Except as required by federal securities law or other disclosure requirements applicable to us, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction

You should read the following summary together with the more detailed information and financial statements and notes thereto and schedules appearing elsewhere in this report. Throughout this report when we refer to the "Company," "TX Rail Products," "we," "our" or "us," we mean TX Rail Products, Inc.

This discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our critical accounting policies and estimates, including those related to revenue recognition, intangible assets, and contingencies. We base our estimates on historical experience, where available, and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Except for historical information, the statements and other information contained in this discussion and analysis is forward-looking. Our actual results could differ materially from the results discussed in the forward-looking statements, which include certain risks and uncertainties.

Overview

TX Rail Products is a supplier of rail and rail products to the United States of America ("US.") coal mining industry, short line railroads and tunneling contractors. Our headquarters and warehouse are in Ashland, Kentucky. Our products are transported primarily by ground transportation to our customers. Shipping costs are borne by our customers.

Our rail products include:

•	T-rails
•	steel ties for securing rail
•	switches, and
•	related accessories and tools

We purchase our rail products from several manufacturers and suppliers of such products in the U.S. and abroad, primarily China and Brazil. The products are shipped to our warehouse in Ashland, Kentucky and then distributed to our customers. Our products are transported primarily by road to our customers. Shipping costs are born by our customers.

We distribute and sell our products through one independent sales agent who is compensated on a commission basis and also sell directly to our customers.

We were incorporated in the State of Georgia on May 15, 2000. We have no subsidiaries. On April 18, 2024, the Company changed its name from TX Holdings, Inc to TX Rail Products Inc. We believe our new name reflects our prevailing product lines and operations.

RESULTS OF OPERATIONS

Twelve Months Ended September 30, 2025, Compared to Twelve Months Ended September 30, 2024

Revenues from Operations

Revenue for the twelve months ended September 30, 2025, was $8,258,129 as compared to $8,148,694 for the same period in 2024, an increase of$109,435 or 1.3%. The increase in revenue is attributable to an increase in sales demand during the current period.

Cost of Goods Sold

During the year ended September 30, 2025, the Company's cost of goods sold was $6,134,135 as compared to cost of goods sold of $5,933,790 for the year ended September 30, 2024, an increase of $200,345 or 3.9%. The increase in cost of goods sold resulted from the higher sales volume and higher cost product mix during the year ended September 30, 2025.

Selling, General, and Administrative Expenses

	Year Ended
	September 30,	September 30,
	2025	2024

Selling, general and administrative expenses
Commission expense	$170,678	$249,831
Professional fees	78,585	37,558
Depreciation expense	49,357	27,874
Other	754,881	579.206
	$1,053,501	$894,469

Selling, general, and administrative expenses for the twelve months ended September 30, 2025, were $1,053,50l as compared to $894,469 for the twelve months ended September 30, 2024, an increase of $159,032 or 17.8%. Higher payroll related cost for the current period account for $82k of the expense variance. Higher insurance expenses ($63,000), higher operating supplies ($75,000) and higher investor relations cost ($24,000) were partially offset by lower sales commission expense ($79,000). During the year September 30, 2025, the Company negotiated a lower commission rate.

Income from Operations

In the current year ended September 30, 2025, income from operations was $1,070,493 representing a reduction of $249,942 or 18.9% when compared to the same period ended September 30, 2024. The negative variance was the direct results of higher cost product mix and higher sales, general and administrative expenses, during the current period.

Interest Expense

Interest for the year ended September 30, 2025, was $55,316 compared to $30,062 for the same period in 2024. The higher interest is the result of interest on an outstanding line of credit with a current balance of $1,999,453 as compared to an outstanding balance of $450,706 as of September 30, 2024,

Net Income

For the year ended September 30, 2025, net income was $1,028,042 compared to net income of $1,298,320 for the year ended September 30, 2024, a decrease of $270,278. The decrease resulted from lower income from operations of $249,942, the decrease in income is directly attributed to higher cost of sales product mix, higher sales general and administrative expense and higher interest expense during the year ended September 30, 2025.

Basic Earnings per Common Shares

The net income of $1,028,042 for the year ended September 30, 2025, as well as the net income of $1,298,320 for the year ended September 30, 2024, when divided by the number of common shares outstanding of 45,000,000 basic shares during year 2025 and 45,104,513 for year 2024 resulted in an earnings per share of $0.02 and $0.03, respectively.

Three Months Ended March 31, 2026, Compared to Three Months Ended March 31, 2025

Revenues from Operations

Revenue for the three months ended March 31, 2026, was $3,467,331 as compared to $2,171,69503 for the same period in 2025, an increase of$1,295,636 or 59.7%. The increase in revenue is attributable to product sales to one new large customer and an increase in sales demand during the current period.

Cost of Goods Sold

During the quarter ended March 31, 2026, the Company's cost of goods sold was $2,619,745 as compared to cost of goods sold of $1,563,672 for the quarter ended March 31, 2025, an increase of $1,056,073 or 67.5%. The increase in cost of goods sold resulted from the higher sales volume during the quarter ended March 31, 2026.

Selling, General, and Administrative Expenses

	Three Months Ended
	March 31,	March 31,
	2026	2025

Selling, general and administrative expenses
Commission expense	$68,295	$50,492
Professional fees	48,085	15,648
Depreciation expense	12,339	12,339
Other	287,673	151,646
	$428,731	$230,125

Selling, general, and administrative expenses for the three months ended March 31, 2026, were $428,731 as compared to $230,125 for the three months ended March 31, 2025, an increase of $198,606 or 86.3%. Higher payroll related cost and paid bonuses for the current period account for $98,652 of the expense variance, higher sales commission expense account for $17,803 of the negative variance, the remaining variance resulted from higher operating supplies of $36,802, and higher professional fees of $32,437.

Income from Operations

During the three months ending March 31, 2026, income from operations was $418,855 representing an increase of $40,957 or 10.8% when compared to the same period ended March 31, 2025. The favorable variance was the direct results of a 59.7% increase in revenue during the current period.

Interest Expense

Interest for the quarter ended March 31, 2026, was $30,783 compared to $15,666 for the same period in 2025. The higher interest is the result of interest on an outstanding line of credit with a current balance of $925,030 as compared to an outstanding balance of$ 303,952 as of March 31, 2025.

Net Income

For the quarter ending March 31, 2026, net income was $390,942 compared to net income of $367,426 for the quarter ending March 31, 2025, an increase of $23,516. The increase resulted from higher income from operations of $40,957 generated by increased product sales partially offset by higher her interest expense of $15,117.

Basic Earnings per Common Shares

The net income of $390,942 for the quarter ended March 31, 2026, as well as the net income of $367,426 for the quarter ended March 31, 2025, when divided by the number of common shares outstanding of 45,000,000 basic shares result in an earnings per share of $0.01 for the quarter ended March 31, 2026, and 2025.

Six Months Ended March 31, 2026, Compared to Six Months Ended March 31, 2025

Revenues from Operations

Revenue for the six months ending March 31, 2026, was $7,039,870 as compared to $4,247,797 for the same period in 2025, an increase of$2,792,073 or 65.7%. The increase in revenue is attributable to product sales to one new large customer and an increase in sales demand during the current six months period.

Cost of Goods Sold

During the six months ended March 31, 2026, the Company's cost of goods sold was $5,286,044 as compared to cost of goods sold of $3,186,031 for the six months ended March 31, 2025, an increase of $2,100,013 or 65.9%. The increase in cost of goods sold resulted from the higher sales volume during the six-months ended March 31, 2026.

Selling, General, and Administrative Expenses

	Six Months Ended
	March 31,	March 31,
	2026	2025

Selling, general and administrative expenses
Commission expense	$138,117	$91,624
Professional fees	59,860	15,648
Depreciation expense	24,678	24,678
Other	579,174	375,016
Total	$801,829	$506,966

Selling, general, and administrative expenses for the six months ended March 31, 2026, were $801,829 as compared to $506,966 for the six months ended March 31, 2025, an increase of $294,863 or 58.2%. Higher payroll related cost and paid bonuses for the current period account for $150,446 of the expense variance, higher sales commission expense account for $46,493 of the negative variance, the remaining variance resulted from higher operating supplies of $69,491, and higher professional fees of $44,212.

Income from Operations

During the six months ended March 31, 2026, income from operations was $991,997 representing an increase of

$436,757 or 78.7% when compared to the same period ended March 31, 2025. The favorable variance was the direct results of a 65.7% increase in revenue during the current six-month period.

Interest Expense

Interest for the six months ending March 31, 2026, was $59,022 compared to $16,892 for the same period in 2025. The higher interest is the result of interest on an outstanding line of credit with a current balance of $925,030 as compared to an outstanding balance of$ 303,952 as of March 31, 2025.

Net Income

For the six months ending March 31, 2026, net income was $897,302 compared to net income of $544,935 for the six months ending March 31, 2025, an increase of $352,367. The increase resulted from higher income from operations of $397,197 caused by increased product sales partially offset by higher interest expense of $42,130.

Basic Earnings per Common Shares

The net income of $897,302 for the six months ending March 31, 2026, as well as the net income of $544,935 for the six months ending March 31, 2025, when divided by the number of common shares outstanding of 45,000,000 basic shares result in an earnings per share of $0.02 for the six months ending March 31, 2026 and $0.01 for the six months ending March 31, 2025.

LIQUIDITY AND CAPITAL RESOURCES

The following table presents a summary of our net cash provided by (used in) operating, investing, and financing activities:

	Six Months Ended
	March 31,	March 31,
	2026	2025
Net cash provided by operating activities	$1,560,217	$223,090
Net cash provided/(used) in investing activities
Net cash used in financing activities	(1,368.263)	(244,976)
Net increase/(decrease) in cash	$191,954	$(21,886)

At March 31, 2026, we had a cash and cash equivalents of$303,167 as compared to $111,213 at September 30, 2025, an increase of $291,954 or 262,5%

Cash Used in Operating Activities

Cash provided by operating activities for the six months ended March 31, 2026, was $1,560,217 compared to

$223,090 in 2025, an increase of$1.337,127 or 599.4%.

The increase in cash provided by operating activities during the six months ended March 31, 2026 reflected the profit increase of $352,367, driven by higher sales in the current period of $2,792,073 when compared to the same period the prior year.

Accounts receivable as of March 31, 2026, increased $1,155,585, as compared to an increase of $302,062 as of March 31, 2025. Higher sales of rail products, driven by the uncertainty of future tariffs, as well as new sales to a major customer, accounts for the increase in receivables of March 31, 2026. Higher sales during the first six months of fiscal year 2025, account for the higher receivable of $302,062 as of March 31, 2025.

Inventory for the six months ended March 31, 2026, decreased by $499,390. Anticipated sales realized during the first six months of the 2025 fiscal year accounts for the increase in inventory of $713,679 as of March 31, 2025.

During the six months ending March 31, 2026, accounts payable increased by $1,300.658, an increase of $714,046 when compared to the increase of $586,612 during the same six months the prior year. The increases in the 2026 period derives from higher purchases of products in anticipation of new customer sales and higher product purchases in anticipation of tariff hikes on imported products. The higher $586,612 payable in March 31, 2025, six months period, was driven by higher anticipated future customer demands.

Cash Used in Investing Activities

Cash used in investing activities was $0 during the six months ended March 31, 2026, and March 31, 2025.

Cash Provided/Used by Financing Activities

During the six months ended March 31, 2026, cash used in financing activities was $1,368,263 compared to cash used in financing activities of $244,976 during the same period in 2025. During 2026 and 2025 six months periods, the Company repaid stockholder/officer advances of $309,840 and $110,223, respectively, and received stockholder advances of $16,000 and $12,000, respectively. The Company repaid $1,074,423 of the outstanding line of credit during the six months ended March 31, 2026, and repaid $146,753 of the outstanding line of credit during the six month period ended March 31, 2025.

On March 27, 2025, the Company entered into a revolving line of credit agreement in the amount of $1,000,000 with a maturity date of April 15, 2026. The loan is to be paid in 12 interests only payment with any unpaid principal and accrued interest dua at maturity. Interest on the loan is 8.5% variable based on the WSJ prime plus 1.000% point adjustable monthly with a floor of 4.99%. On July 2, 2025, the outstanding revolving line of credit was increased from $1,000,000 to $2,000,000 and the loan repayment extended to July 15, 2026, with the additional proceeds used to manage working capital needs, resulting from the addition of new customers.

In addition to our bank line of credit, we have relied upon loans and advances from William Shrewsbury (our Chairman and CEO) in the aggregate amount of $2,561,933 as of March 31, 2026, and $2,600,091, as of March 31, 2025, Pursuant to the terms of a $2,000,000 term loan agreement as amended with the CEO (Mr. William Shrewsbury), the term loan bears interest at the greater of 5.00% interest or the WSJ Prime Rate and matures on February 25, 2029. The loan is secured by the death benefit proceeds of a $2,000,000 key man term life insurance policy purchased by the Company on the life of the CEO.

Financial Condition and Going Concern Uncertainties

As of March 31, 2026, the Company had cash and cash equivalents of $303,167 as compared to $111,213 as of September 30, 2025. The increase in cash as of March 31, 2026, results from the cash generated from operating activities partially offset by the repayment of the outstanding line of credit as well as the repayment of cash advances made by the Company to Mr. Shrewsbury (our Chairman and CEO).

The Company's accounts receivable was $2,156,355 as of March 31, 2026, as compared to $1,000,770 as of September 30, 2025, an increase of $1,155,585 or 115.5%. Higher receivables as of March 31, 2026, are the direct result of higher sales during the six-month period ended March 31, 2026, and the addition of a new major customer.

Inventory was $4,599,771 as of March 31, 2026, as compared to $5,099,161 as of the year ended September 30, 2025, a decrease of$499,390 or 9.8%.

Accounts payable as of March 31, 2026, were $1,420,395 compared to $119,737 on September 30, 2025, an increase of $1,300,658 or 1086,3%. Higher product purchases in anticipation of higher sales demand and, the addition of a major customer account for the increase in accounts payable.

During the six months ending March 31, 2026, our accumulated deficit decreased from $12,075,175 to $11,177,873, a decrease of $897,302 or 7.4%. The decrease in accumulated deficit is fully accounted for by the net income for the six months ending March 31, 2026.

During the six months ended March 31, 2026, the Company's net income was $897,302 compared to a net income of $544,935 for the comparable period in 2025. The favorable increase can be directly attributed to the higher sales revenue of $7,039,870 for the six months ended, March 31, 2026, compared to $4,247,797 for the six months ended March 31, 2025, reflecting the continued expansion of the Company's product demand by our customers and the addition of new major customers.

Currently, in addition to funds utilized to purchase inventory, the Company is spending between $100,000 and $150,000 per month on operations. Management believes that the Company's available cash, cash flows from operations, the loans and advances provided by Mr. Shrewsbury, and the line of credit provided by the bank to be sufficient to fund the Company operations on an ongoing basis, including during the next twelve months.

Off-balance Sheet Arrangements

As of September 30, 2025, and March 31, 2026, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions and calculated estimates that affect a) the reported amounts of assets and liabilities, (b) disclosure of contingent assets and liabilities at the date of the financial statements, and (c) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be call equivalents. The Company had no cash equivalents as of March 31, 2026, and 2025. At March 31, 2026, the Company's cash accounts were not in excess of federally insured limits.

Accounts Receivable

Accounts receivables are stated at the amount of consideration from customers, which the Company has an unconditional right to receive. The Company provides an allowance for credit losses, which is based on management's assessment of the collectability of customer accounts and includes consideration for creditworthiness and the financial condition of those customers. The Company reviews historical experience with its customers, the general economic environment adjusted for current conditions and reasonable and supportable forecasts, and the aging of receivables to determine the adequacy of the allowance.

Accounts receivable are ordinarily due between 15-60 days after the issuance of the invoice.

During the six months ended March 31, 2026, and 2025, there were no credit loss expense related to doubtful accounts receivable, where collectability is not assured. Allowances for credit losses recorded in accounts receivable, net on the balance sheets was $57,440 as of March 31, 2026, and 2025.

Inventory

The Company's inventory consists of mining and rail purchased parts. Inventory is stated at the lower of cost (determined using the first in first out method) or net realizable value. The Company has no manufacturing inventory.

Property and Equipment

Property and equipment are stated at cost less depreciation. Major renewals and betterments are capitalized, while maintenance and repairs that do not materially improve or extend the useful lives of the assets are charged to expense as incurred. A depreciable life often (10), seven (7) years or five (5) years are assigned to delivery trucks and equipment. Assets are depreciated over their estimated useful lives using the straight-line method. The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No long-lived asset impairment was recognized during the six months ended March 31, 2026, and 2025.

Revenue Recognition

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring distinct goods to customers. The Company's revenue consists substantially of products sales and is reported net of sales discounts offered to customers. The Company recognizes revenue when performance obligations under the terms of contracts with its customers are satisfied, which occurs when control passes to a customer to enable them to direct the use of and obtain benefit from a product. This typically occurs when a customer obtains legal title, obtains the risks and rewards of ownership, has received the goods according to the contractual shipping terms either at the shipping point or destination and is obligated to pay for the product.

The Company provides an assurance-type warranty that guarantees its product complies with agreed-upon specifications. The warranty is not sold separately and does not convey any additional services to the customer; therefore, the warranty is not considered a separate performance obligation. The Company estimates the costs that may be incurred under warranties and records a liability at the time product revenue is recognized.

For shipping and handling activities, the Company is applying an accounting policy election, which allows an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the goods has been transferred to the customer. Therefore, the Company expenses shipping and handling costs at the time revenue is recognized.

The Company is also applying an accounting policy election, which allows an entity to exclude from revenue any amount collected from customers on behalf of third parties, such as sales taxes and other similar taxes the Company collects concurrent with revenue-producing activities. Therefore, revenue is presented net of sales taxes and similar revenue-based taxes.

The Company's contracts do not have significant financing components.

Disaggregation of Revenue

The Company's revenue is generated from customers in the U.S. geographical market and recognized at a point in time.

The following table presents the Company's revenues and costs of goods sold disaggregated by major product line:

	Six Months Ended
	March 31,	March 31,
	2026	2025

Revenue
Rail products	$7,029,870	$4,142,929
Mining products	10,000	104,868
Total	$7,039,870	$4,247,797

Cost of goods sold
Rail products	$5,278,498	$3,087,110
Mining products	7,546	98,921
Total	$5,286,044	$3,186,031

Product Warranties

The Company provides limited warranties on certain products for 30 days. The Company records an accrued liability and expense for estimated future warranty claims based upon historical experience and management's estimate of the level of future claims. Changes in the estimated amounts recognized in prior years are recorded as an adjustment to the accrued liability and expense in the current year. Product warranty expense and accruals were not material for the six months ending March 31, 2026, and 2025.

Advertising

The Company expenses the costs of advertising when incurred. No advertising expense was incurred for the six months ended March 31, 2026, and 2025.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes). Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

Item 3. Properties.

We lease approximately 4,800 square feet of office and warehouse space and certain land located at 12080 Virginia Blvd, Ashland, Kentucky, from Mr. Shrewsbury, our CEO, and Mrs. Shrewsbury pursuant to the terms of a lease we entered into with them on November 19, 2012, as amended, for a monthly lease payment of $3,000. As of December 31, 2025, we owed $138,937 under the lease agreement; accordingly, we may be deemed to be in default under the terms of the lease agreement with Mr. and Mrs. Shrewsbury. However, we have not received a notice of default or termination under the lease agreement as of the date of the filing of this Registration Statement. We believe that such office, warehouse, and land space will be sufficient for our current needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information with respect to the beneficial ownership of our shares of common stock as of May 22, 2026, by:

•	each person known by us to be the beneficial owner of more than five percent (5%) of our common stock
•	each director or director nominee
•	each named executive officer, and
•	all of our current directors and named executive officers as a group

The number and percentage of shares beneficially in the following table are based on 45,000,000 shares of our common stock issued and outstanding as of May 22, 2026. Except as indicated by the footnotes and subject to community property laws where applicable, to our knowledge, each person named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities.

Name and address of beneficial owner (1)	Shares Owned	Percent (%) of Class
William L. Shrewsbury-Chairman, CEO and Director	13,651,851	30.3
Paul W. Owens-President and Director	117,000	0.3
Jose Fuentes- Chief Financial Officer and Director	500,000	1.1
DR, James J, Graneto- Director	0	0
All directors and named executive officers as a group (4 persons)	14,268,851	31,7

(I) Except as set forth below. the address of the individual or entity listed on the table above is: 12080 Virginia Boulevard. Ashland, KY 41102.

(2) Unless otherwise noted in these footnotes, beneficial ownership is determined in accordance with Rule IJd-3 under the Securities Exchange Act and is generally based on (Iring, powers and/or investment powers with respect to securities. Unless otherwise noted, all shares of common stock listed above are owned or record by each individl1al or entity named as beneficial owner and such individual or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity's percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable within 60 days from the date hereof have been exercised or converted as the case may be.

Item 5. Directors and Executive Officers.

The following table sets forth our current directors and executive officers:

Name	Age	Positions
William L. Shrewsbury	81	Chairman, CEO and director
Paul W. Owens	45	President and director
Jose Fuentes	78	Chief Financial Officer and director
Dr. James J. Graneto	72	Director

Biographical information with respect to our current executive officers and directors is set forth below. There are no family relationships between any executive officer or director and any other executive officer or director.

William "Buck" Shrewsbury, Chairman and CEO. Mr. Shrewsbury has been a director and our chairman and CEO since December 24, 2007. Since 1988, Mr. Shrewsbury has been the president and owner of Lee's Services and Storage, LLC, a trucking agency and the president and owner of Buck's Truck Inc., a trucking company. Prior to 1988, Mr. Shrewsbury served as the IT manager with a large steel mill for 19 years. Mr. Shrewsbury attended the University of Kentucky 1962 -1965 with a major in Civil Engineering.

Paul W. Ownes, President and Director. Mr. Owens was appointed as president and director of the Company on March 2, 2026. Mr. Owens graduated from Wood County Christian School in 1998 and, went on to attend Hocking College where he graduated with a Business Administration Degree. While in college, he launched and successfully operated for 18 years a lawn and landscaping company, in addition, to his other enterprise, he co-owned a Classic Cycle Restoration business for 14 years. Mr. Owens' resides with his wife and son in West Virginia, where he is deeply committed to his community volunteering to coach various sports at his local Christian school.

Jose Fuentes, Chief Financial Officer and Director. Mr. Fuentes has been chief financial officer since May 12, 2008, and a director since October 1, 2017. Commencing in 2006 and through 2007, Mr. Fuentes was our VP of Finance. Mr. Fuentes has over 56 years of financial related experience, including the energy sector. The majority of his early career, after leaving public accounting, was spent at Atlantic Richfield Co., where he held several progressively responsible financial roles including his most recent position as Vice President of Finance, Planning and Control for Arco Indonesia. From there, Mr. Fuentes served as Vice President of Finance and CFO at PJM Interconnection, LLC. Mr. Fuentes received a Bachelor of Science degree in accounting from Saint John's University in New York and is a Certified Public Accountant.

Dr. James J. Graneto, Director. Dr. James J. Graneto, Director, is a Board-Certified Chiropractic Orthopedist. Dr. Graneto graduated from Ohio State University with a Bachelor of Science in Psychology and has a doctorate in chiropractic medicine from National University of Health and Science. He is a former president of Eastern Ohio Chiropractic Association as well as a former president of the Good Food Co-op and the Rotary Club of Canfield. Dr. Graneto has had a private practice in Chiropractic Orthopedics in Youngstown, Ohio since 1979.

All directors were appointed by the board of directors because of vacancies on the board. They hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation, removal or death. Directors are elected at the annual meetings to serve for one-year terms. Any non-employee director is reimbursed for expenses incurred for attendance at meetings of the board and any committee of the board of directors although no such committee has been established.

The board held one meeting during the fiscal year ended September 30, 2025, and conducted certain business by written consent in accordance with our by-laws and Georgia law. Each director attended all such meetings. During the quarter ended December 31, 2025, the board held one meetings and conducted certain business by written consent. Each director attended all such meetings.

Each officer is appointed by the board of directors and holds his office at the pleasure and discretion of the board of directors or until his earlier resignation, removal, or death.

There are no arrangements or understandings between any of our directors or executive officers and any other individuals regarding his or her selection as a director. There are no family relationships between any current executive officer or director.

There are no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or has a material interest adverse to us.

During the past ten years, our directors and executive officers have not been a party to any even described in Item 40 l(f)(l) through (6) of Regulation S-K.

Our Board of Directors

Our board oversees our business affairs and monitors the performance of management.

Stockholders wishing to communicate with any non-employee director may do so by writing to our Chief Executive Officer, TX Holdings, Inc., PO Box 1425, Ashland Kentucky 41102. Our CEO will forward the communication as directed by the stockholder.

Independence of Directors

Our shares of common stock are quoted on the OTC Markets Group, Inc.'s Pink Limited Market. As such, currently, we are not subject to certain corporate governance requirements applicable to companies listed on a national securities exchange. For purposes of determining the "independence" of our directors, we have adopted the definition in the NYSE American Company Guide. We have determined that Dr. Graneto is "independent" within the meaning set forth in the NYSE American's Company Guide.

Risk Assessment and Management

Our senior management is responsible for overseeing, assessing and managing our exposure to risk on a day-to-day basis, including the creation of appropriate management programs and policies. We do not maintain a separate committee of our board responsible for managing and overseeing our exposure to risk. Our board is responsible for overseeing management in the execution of this responsibility and for assessing our approach to risk management. Our board exercises this responsibility at its periodic board meetings. Our board's role in risk management is consistent with our leadership structure, with our CEO having responsibility for assessing and managing our risk exposure and the board providing oversight in connection with those efforts.

Board Leadership

Mr. Shrewsbury is our CEO and chairman. For a company of our small size and management resources, we believe that the CEO is in the best position to focus the independent directors' attention on the issues of greatest importance to the Company and its stockholders and we believe that splitting the roles of CEO and chairman may have the consequence of making our management and governance processes less effective than they are today through duplication of the lines of accountability and responsibility for matters. Periodically, our board of directors intends to review such policy.

Board Committees

Our board of directors does not presently have an audit committee (or a director that could be considered an audit committee financial expert), nominating committee or compensation committee. Due to the fact that we have only a single independent board member and our available management resources, the board of directors as a whole performs the functions of each of these committees. The board of directors anticipates seeking to appoint a director with financial expertise within the next 12 months who would qualify as an audit committee financial expert. Also, we anticipate establishing nominating and compensation committees in the near future. Our full board considers participates in the consideration of director nominees, and reviews and approves the compensation to be paid to our executive officers based upon the recommendation of our chairman and CEO.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Ethics has been filed as an exhibit to this Registration Statement.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended September 30, 2025 and 2024, paid or accrued by us to or on behalf of those persons who were, during the fiscal years ended September 30, 2025 or September 30, 2024, our chief executive officer, chief financial officer and our most highly compensated named executive officers serving as such as of September 30, 2025 whose compensation was in excess of$100,000 (''Named Executive Officers'').

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
William L. Shrewsbury	2025	$41,600					$41,600
Chairman, CEO and director	2024	$41,600					$41,600

Jose Fuentes	2025	$104,000					$104,000
Chief Financial Officer	2024	$104,000					$104,000

We do not have an employment agreement with either Mr. Shrewsbury, Mr. Fuentes, or Mr. Owens. The salaries of our officers are recommended by our CEO to the board of directors and subject to their periodic review and approval and are determined based on current market and other conditions and the cash resources available to us. We do not provide any employee benefit programs to our employees. In the event that we determine to grant options to our officers and directors, any such grant would be recommended by our CEO to the board of directors (or any compensation committee of the board we subsequently establish) and subject to their review and approval.

Executive Officer Outstanding Equity Awards at Year End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END SEPTEMBER 30, 2025

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options # exercisable	Number of securities underlying unexercised options # unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options #	Option exercised price $	Option expiration Date	Number of shares or units of stock that have not vested #	Market value of shares or units of stock that have not vested $	Equity incentive plan awards: number of unearned shares, units of other rights that have not vested #	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested $
W.Shrewsbury
– J. Fuentes

Director Compensation

DIRECTORS' COMPENSATION TABLE

Name and Principal Position	Year	Fees Earned and Paid in Cash	Stock and Options Award	All Other Compensation	Total
James Graneto-Director	2024	$4,000			$4,000
	2025	$4,000			$4,000

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Except as described below, since the beginning of the last completed fiscal year we have not been a party to any transaction and there is no currently proposed transaction in which we were a participant or are to be a participant and the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years and in which any of our directors or director nominees, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Loans from Our CEO

On February 25, 2014, we entered into a Note Exchange Agreement ("Exchange Agreement'') with Mr. Shrewsbury pursuant to which an aggregate of$2,000,000 in certain outstanding indebtedness and interest due to Mr. Shrewsbury was consolidated and we issued in exchange for such indebtedness a Consolidated Secured Promissory Note in the principal amount of $2,000,000.

Principal and interest under the Consolidated Note is due and payable ten years from the date of issuance and is secured by the proceeds of key man insurance purchased by us on the life of Mr. Shrewsbury. The Consolidated Note bears interest at the rate of 5% per annum except that, if the prime rate reported by the Wall Street Journal ("WSJ Prime Rate") exceeds 5%, then the Consolidated Note will bear interest at the WSJ Prime Rate. On October I, 20 I 9, the loan agreement was amended to make the loan non-interest bearing. The principal and interest under the loan are subordinate to our 2025 Line of Credit.

As of March 31, 2026, we owe an aggregate of$2,559,726 under the Consolidated Note, including accrued but unpaid interest thereon.

An event of default will occur under the Consolidated Note upon:

•	our failure to pay when due any principal or interest under the Consolidated Note;
•	the violation by us of any covenant or agreement contained in the Consolidated Note, the Exchange Agreement or related transaction documents;
•	an assignment for the benefit of creditors by us;
•	the application for the appointment of a receiver or liquidator for us or for our property;
•	the filing of a petition in bankruptcy by or against us;
•	the issuance of an attachment or the entry of a judgment against us in excess of $250,000;
•	a default by us with respect to any other indebtedness or with respect to any installment debt whether or not owing to Mr. Shrewsbury;
•	the sale of all or substantially all of our assets or a transfer of more than 51% of our equity interests to a person not currently a holder of equity interests of the Company;
•	our termination of existence or dissolution;
•	the death of Mr. Shrewsbury; or
•	the failure to pay when due any premium under the key man policy required to be purchased on the life of Mr. Shrewsbury under the Exchange Agreement.

In addition, considering Mr. Shrewsbury agreeing to consolidate and restructure the above indebtedness, we granted Mr. Shrewsbury certain options to purchase shares of our common stock. The options expired on March 31, 2017.

Lease Agreement with Mr. and Mrs. Shrewsbury

We lease approximately 4,800 square feet of office and warehouse space and certain land located at 12080 Virginia Blvd, Ashland, Kentucky, from Mr. Shrewsbury, our CEO, and Mrs. Shrewsbury pursuant to the terms of a lease we entered into with them on November 19, 2012, as amended, for a monthly lease payment of$3,000. As of March 31, 2026, we owed $138,937 under the lease agreement; accordingly, we may be deemed to be in default under the terms of the lease agreement with Mr. and Mrs. Shrewsbury. As of the date of the filing of this Registration Statement, we have not received a notice of default or termination under the lease agreement.

CEO Guarantee of Line of Credit

Mr. Shrewsbury, our chief executive officer and a principal stockholder, has guaranteed our $2 million line of credit with a bank. See Item I. Business - Recent Developments -Revolving Line of Credit."

Commission Charges

In connection with the transportation and delivery of certain of our products, we utilize the services of a national transportation company. Mr. Shrewsbury, our CEO, owns and controls a company that is an agent of such transportation company. Such controlled company places orders for such transportation services on our behalf and is paid a commission for such transportation services. During the years ended September 30, 2025, and 2024, the amounts of such commission were $29,666 and $18,794, respectively, and during the six months ended March 31, 2026, and 2025, were $1.380 and $3,874, respectively.

Item 8. Legal Proceedings.

We and our properties are not parties to any material pending legal proceedings, other than ordinary routine litigation incidental to our business.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Our common stock is quoted on the OTC Market Group, Inc.'s Pink Limited Market under the symbol "TXRP."

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets.

Quarter Ended	High	Low
Quarter ended December 31, 2023	0.044	0.029
Quarter Ended March 31, 2024	0.048	0.022
Quarter ended June 30, 2024	0.110	0.025
Quarter ended September 30, 2024	0.159	0.070

Quarter ended December 31, 2024	0.280	0.140
Quarter ended March 31, 2025	0,240	0.035
Quarter ended June 30, 2025	0.180	0.099
Quarter ended September 30, 2025	0.179	0.076

Quarter ended December 31, 2025	0.254	0.111
Quarter ended March 31, 2026	0.400	0.198

On May 19, 2026, the closing bid price of our common stock was $ 0.2799 as reported on the OTC Market Group, Inc.'s Pink Limited Market. Quotations related to our shares on the OTC Markets reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of May 22, 2026, there were approximately 850 holders of record of our shares of common stock.

Dividends

We have never declared or paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions and covenants included under our bank indebtedness, capital requirements, business prospects and other factors that our board of directors considers relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the year ended September 30, 2025, and the six months ended March 31, 2026, and as of the date of this filing, we had no securities authorized for issuance under an equity compensation plan.

Item 10. Recent Sales of Unregistered Securities.

None

Item 11. Description of Registrant's Securities to be Registered.

The following description of our capital stock is based upon, and qualified in its entirety by reference to, our Articles of Incorporation, as amended (our "articles of incorporation"), our Amended and Restated By-laws (our "bylaws") and applicable provisions of Georgia Business Corporations Code ("GBCC''). You should read our articles of incorporation and bylaws for a more detailed description of our securities.

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share.

Common Stock

General. We are authorized to issue up to 250,000,000 shares of common stock, no par value ("common stock''). As of May 21, 2026, 45,000,000 shares of our common stock were issued and outstanding. All of the issued and outstanding shares of common stock were fully paid and non-assessable.

Voting Rights. Each holder of common stock is entitled to one non-cumulative vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution. If we are liquidated or dissolved, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock may receive a preferential share of our assets before the holders of the common stock receive any assets.

Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;
•	have the stock redeemed; or
•	purchase additional stock to maintain their proportionate ownership interest.

Holders of shares of the common stock are not required to make additional capital contributions.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock. As of May 22, 2026, no shares of preferred stock were issued, outstanding or designated.

Subject to limitations prescribed by law, our board of directors is authorized at any time to:

•	issue one or more series of preferred stock
•	determine the designations for any series of preferred stock, and

•	determine the number of shares in any series

Our board of directors is also authorized to determine for each series of preferred stock:

•	whether dividends will be cumulative and, if so, from which date
•	the dividend rate
•	the dividend payment date or dates
•	any conversion provisions, if any
•	any liquidation preference per share
•	any redemption or sinking fund provisions
•	the voting rights, if any, and
•	the terms of any other preferences or special rights

New issuances of shares of preferred stock with voting rights can affect the voting rights of the holders of outstanding shares of preferred stock and common stock by increasing the number of outstanding shares having voting rights and by the creation of class or series voting rights. Furthermore, additional issuances of shares of preferred stock with conversion rights can have the effect of increasing the number of shares of common stock outstanding up to the amount of common stock authorized by our articles of incorporation and can also, in some circumstances, have the effect of delaying or preventing a change in control of TX Rail Products or otherwise adversely affect the rights of holders of outstanding shares of preferred stock and common stock. To the extent permitted by our articles of incorporation, a series of preferred stock may have preferences over the common stock (and other series of preferred stock) with respect to dividends and liquidation rights.

Provisions of Our Articles of Incorporation, Bylaws, and GBCC That May Have Anti-Takeover Effects

Articles of Incorporation

"Blank Check" Preferred Stock. Our board of directors is authorized, without further action by our stockholders, to issue up to one million (1,000,000) shares of "blank check" preferred stock in one or more series possessing such specific terms, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and other special rights, preferences, qualifications, limitations, and restrictions thereof, as shall be determined in the resolution or resolutions providing for the issue of such preferred stock adopted by our board of directors. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.

Georgia General Business Corporations Code ("GBCC")

Business Combinations with Interested Stockholders. Under the GBCC, a Georgia corporation may not engage in any business combination with an interested stockholder for a period of five (5) years following the time such stockholder became an interested stockholder unless the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or in the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder became the beneficial owner of at least 90% of the voting stock of the corporation. A "business combination" is defined to include any merger or consolidation with any interested stockholder or other corporation affiliated with the interested stockholder that was interested before the consummation of the transaction, or any similar transaction. An interested stockholder is a stockholder who is party to, or an affiliate of a party to, the business combination.

Quotation of Our Shares

Our common stock is quoted on the OTC Market Group, Inc.'s OTCID Basic Market under the trading symbol "TXRP."

Transfer Agent

Our transfer agent is Clear Trust, LLC, 16540 Pointe Village Drive Suite 210, Lutz, Florida 33558, and its telephone number is 813.235.4490.

Item 12. Indemnification of Directors and Officers.

The following is a summary description of certain provisions of the General Business Corporation Code of the State of Georgia ("GBCC ") as such provisions relate to indemnification of the directors and officers of the registrant. The following description is intended only as a summary and is qualified in its entirety by reference to the GBCC. The registrant's articles of incorporation and bylaws do not contain any provisions regarding indemnification of our directors, officers or other persons.

The GBCC provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director of the corporation against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. However, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. In addition, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation: a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated under a provision of its articles of incorporation; and his or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under such provisions. Also, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the by-laws, a resolution of the board of directors, or contract, except for liability arising out of conduct that constitutes: appropriation, in violation of his or her duties, of any business opportunity of the corporation; acts or omissions which involve intentional misconduct or a knowing violation of law; unlawful distributions; or receipt of an improper personal benefit, and a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its board of directors, or contract.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under Item 15 of this Registration Statement and is incorporated herein by reference thereto.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On March 12, 2025, Griffith, De Laney, Hillman & Lett ("Griffith, De Laney") resigned as our principal independent registered public accountant. Griffith, Delaney had been engaged by us as our independent registered public accountant to audit our financial statements for the fiscal year ended September 30, 2024. Griffith, De Laney's reports on our financial statements with regard to the fiscal year ended September 30, 2024, contained no adverse or disclaimer of opinion; however, such report did contain a going concern explanatory paragraph.

In connection with the audit of our financial statements for the fiscal years ended September 30, 2024, and in connection with the subsequent interim periods up to the date of registration, there were no disagreements with Griffith, De Laney on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Griffith, De Laney, would have caused Griffith, De Laney to make reference to the subject matter of the disagreements in connection with its reports.

Effective September 15. 2025, upon the recommendation of our chairman, our board of directors, approved the engagement of Forvis Mazars, LLP, to serve as our independent registered public accountants and to be the principal independent registered public accountants to conduct the audit of our financial statements for the fiscal year ended September 30, 2025, and review our financial statement for subsequent interim periods. Prior to their engagement, we did not consult Forvis Mazars, LLP, regarding any matter described in Item 304(a)(2)(I) and (ii) of Regulation S-K.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

TX RAIL PRODUCTS, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2025 AND 2024

Report of Independent Registered Public Accounting Firm Balance Sheets as of September 30, 2025 and 2024

Statement of Operations for Years Ended September 30, 2025 and 2024

Statements of Changes in Stockholders' Equity for the Years Ended September 30, 2025 and 2024

Statements of Cash flows for the Years Ended September 30, 2025 and 2024

Notes to Audited Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

TX Rail Products, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TX Rail Products, Inc (the "Company") as of September 30, 2025, the related statements of operations, changes in stockholders' equity, and cash flows for the year ended September 30, 2025, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2025, and the results of its operations and its cash flows for the year ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Prior Year Audited by Other Auditors

The September 30, 2024 financial statements were audited by other auditors whose qualified report on those statements thereon, dated December 19, 2024, included an emphasis paragraph regarding substantial doubt about the Company's ability to continue as a going concern. The matter described in the basis for qualified opinion section of the other auditors' report indicated they were unable to obtain sufficient appropriate audit evidence regarding the beginning inventory balance as of October 1, 2023. The Company did not have an audit performed for the year ended September 30, 2023. The inventory balance as of that date is significant to the financial statements. Therefore, they were unable to determine whether any adjustments might have been necessary to the opening inventory, cost of goods sold, and related disclosures for the year ended September 30, 2024.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

As described in Note 7 to the financial statements, the Company engages in significant financing transactions with related parties. These financing transactions are material to the financial statements and involve terms that may differ from those with unrelated parties. Auditing these related party financing transactions required significant judgment to evaluate whether they were appropriately identified, disclosed, and accounted for in accordance with accounting principles generally accepted in the United States of America. The following are the primary procedures we performed to address this critical audit matter. We obtained an understanding of the Company's process for identifying related parties and related party financing transactions. We inspected agreements and supporting documentation for related party financing transactions. We confirmed balances and terms of the financing transactions directly with related parties. We evaluated whether the financing transactions were authorized by the board of directors and assessed the business purpose. We tested the adequacy of disclosures regarding the related party financing transactions in the financial statements.

/s/ Forvis Mazars, LLP

We have served as the Company's auditor since 2025. Pittsburgh, Pennsylvania

Pittsburgh, Pennsylvania

December 29, 2025

TX RAIL PRODUCTS, INC.

BALANCE SHEETS

	September 30,
	2025	2024
ASSETS

Cash and cash equivalents	$111,213	$113,976
Accounts receivable, net	1,000,770	640,511
Deposits on purchased products		91,702
Inventory	5,099,161	2,847,149
Other current assets	16.079	48,924
Total current assets	6,227,223	3,742,262
Property and equipment, net	315 662	365,019
Total Assets	$6.542.885	$4,107,281

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$119,737	$60,148
Accrued expenses	10,000	29,001
Accrued expenses- related parties	855,773	960,723
Line of credit	1,999,453
Other current liabilities	120,458	197,281
Total Current Liabilities	3,105,421	1,247,153
Line of credit		450,706
Note payable- related party	2,000 000	2,000,000
Total Liabilities	5,105,421	3,697,859
Commitments and Contingencies (Note 2)
Stockholders' Equity
Preferred stock: no par value, 1,000,000 shares authorized no shares outstanding
Common stock: no par value, 250,000,000 shares authorized, 45,000,000 shares issued and outstanding at September 30, 2025 and, at September 30, 2024	8,703,344	8,703,344
Additional paid-in capital	4,809,295	4,809,295
Accumulated deficit	(12,075,175)	{13,103,217}
Total stockholders' equity/(deficit)	1,437,464	409,422
Total Liabilities and Stockholders' Equity	$6,5422885	$4 107,281

The accompanying notes are an integral part of the financial statements.

TX RAIL PRODUCTS, INC.

STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2025	2024
Revenue	$8,258,129	$8,148,694
Cost of goods sold	(6,134,135)	(5,933,790)
Gross profit	2,123,994	2,214,904
Selling, general and administrative expenses	1,053 501	894.469
Income from operations	1,070,493	1,320,435
Interest expense	(55,316)	(30,062)
Other income, net	12,865	7 947
Net Income	$1,028,042	$1,298,320
Basic earnings per common share	$0.02	$0.03
Weighted average common shares outstanding	45,000,000	45,104,513

The accompanying notes are an integral part of the financial statements.

TX RAIL PRODUCTS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Unaudited

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2025		$	45,000,000	$8,703,344	$4,809,295	$(11,568,815)	$1,943,824
Net Income						390.942	390.942
Balance March 31, 2026		$	45,000,000	$8,703,344	$4,809,295	$(11,177,873)	$2,33.766

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2024		$	45,000,000	$8,703,344	$4,809,295	$(12,925,708)	$586,931
Net Income						367,426	367,426
Balance March 31, 2025		$	45,000,000	$8,703,344	$4,809,295	$(12,558,282)	$954,357

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2025		$	45,000,000	$8,703,344	$4,809,295	$(12,075,175)	$1,437,464
Net Income						897.302	897,302
Balance March 31, 2026		$	45,000,000	$8,703,344	$4,809,295	$(11,177,873)	$2,334,766

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2024	-	$-	45,000,000	$8,703,344	$4,809,295	$(13,103,217)	$409,422
Net Income	-	-	-	-	-	544 935	544,935
Balance March 31, 2025	-	$-	45,000,000	$8,703,344	$4,809,295	$(12,S58;282)	$954,357

The accompanying notes are an integral part of the financial statements.

TX RAIL PRODUCTS, INC.

STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2025	2024

Operating Activities
Net income	$1,028,042	$1,298,320
Adjustments to reconcile net income to net cash provided/(used) in provided by operating activities:
Depreciation expense	49,357	27,874
Credit loss expense	30,000	28,000
Gain on disposal of assets		(9,000)
Changes in operating assets and liabilities:
Accounts receivable, net	(390,259)	134,241
Deposits for purchased products	91,702	(247,639)
Inventory	(2,252,012)	(91,702)
Other current assets	32,845	(47,319)
Accounts payable	59,589	(906,850)
Accrued expenses	(19,001)	(1,999)
Other current liabilities	(76,823)	44,101
Net cash (used in) provided by operating activities	(1,446,560)	228,027

Investing Activities
Purchase of property and equipment		(310,677)
Proceeds from disposal of property and equipment		9,000
Net cash used in investing activities	0	(301,677)

Financing activities
Common shares repurchase		(17,000)
Proceeds from line of credit, net	1,548,747	450,706
Proceeds from 2024 term loan		142,192
Payment on 2024 term loan		(142,192)
Payments on 2020 term loan		(220,168)
Proceeds from related party transactions	247,372	16,500
Payments for related party transactions	(352,322)	(201,500)
Net cash provided/(used) in financing activities	1,443,797	28,538
Decrease in cash and cash equivalents	(2,763)	(45,112)
Cash and cash equivalents at beginning of period	113 976	159,088
Cash and cash equivalents at end of period	$111,213	$113,976

Cash paid during the year for interest	$55,316	$30,062

The accompanying notes are an integral part of the financial statements.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025, and 2024

NOTE 1- NATURE OF OPERATIONS

TX Rail Products, Inc, a Georgia corporation (the "Company", "we", 'us" or "our"), is a supplier of rail and rail products to the United States of America ("U.S.") coal mining industry, short line railroads and, tunneling contractors. Our headquarters and warehouse are in Ashland, Kentucky. Our products are transported primarily by ground transportation to our customers. Shipping costs are borne by our customers.

On April 18, 2024, the Company changed its name from TX Holdings, Inc to TX Rail Products Inc. (TXRP). The new name reflects the prevailing product line and operations of the Company.

The Company was incorporated in the State of Georgia on May 15, 2000.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions and calculated estimates that affect a) the reported amounts of assets and liabilities, (b) disclosure of contingent assets and liabilities at the date of the financial statements, and (c) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents, the Company has no cash equivalents as of September 30, 2025, and 2024. At September 30, 2025, the Company's cash accounts were not in excess of federally insured limits.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivables are stated at the amounts of consideration from customers of which the Company has an unconditional right to receive. The Company provides an allowance for credit losses, which is based on management's assessment of the collectability of customer accounts and includes consideration for creditworthiness and the financial condition of those customers. The Company reviews historical experience with its customers, the general economic environment adjusted for current conditions and reasonable and supportable forecasts, and the aging of receivables to determine the adequacy of the allowance,

During the year ended September 30, 2025, and 2024, credit loss expense related to doubtful accounts receivable, where collectability is not reasonable assured, was $30,000 and $28,000, respectively. Allowance for credit losses recorded on accounts receivable, net of the balance sheets was $57,440 and $27,440, at September 30, 2025, and 2024, respectively.

INVENTORY

The Company's inventory consists of mining and rail purchased parts. Inventory is stated at the lower of cost (determined using the first in first out method) or net realizable value. The Company has no manufacturing inventory.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025, and 2024

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES-Continued

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less depreciation. Major renewals and betterments are capitalized, while maintenance and repairs that do not materially improve or extend the useful lives of the assets are charged to expenses as incurred. A depreciable life often (10), seven (7) years or five (5) years are assigned to delivery trucks and equipment. Assets are depreciated over their estimated useful lives using the straight-line method.

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No long-lived asset impairment was recognized during the years ended September 30, 2025, and 2024

REVENUE RECOGNITION

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring distinct goods to customers. The Company's revenue consists substantially of products sales and is reported net of sales discounts offered to customers. The Company recognizes revenue when performance obligations under the terms of contracts with its customers are satisfied, which occurs when control passes to a customer to enable them to direct the use of and obtain benefit from a product. This typically occurs when a customer obtains legal title, obtains the risks and rewards of ownership, has received the goods according to the contractual shipping terms either at the shipping point or destination and is obligated to pay for the product.

The Company provides an assurance-type warranty that guarantees its product complies with agreed-upon specifications. The warranty is not sold separately and does not convey any additional services to the customer; therefore, the warranty is not considered a separate performance obligation. The Company estimates the costs that may be incurred under warranties and records a liability at the time product revenue is recognized.

For shipping and handling activities, the Company is applying an accounting policy election, which allows an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the goods has been transferred to the customer. Therefore, the Company expenses shipping and handling costs at the time revenue is recognized.

The Company is also applying an accounting policy election, which allows an entity to exclude from revenue any amount collected from customers on behalf of third parties, such as sales taxes and other similar taxes the Company collects concurrent with revenue-producing activities. Therefore, revenue is presented net of sales taxes and similar revenue-based taxes.

The Company's contracts do not have significant financing components.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

Quarter Ended December 31,2025

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES-Continued

DISAGGREGATION OF REVENUE

The Company's revenue is generated from customers in the U.S. geographical market and recognized at a point in time.

The following table presents the Company's revenues and costs of goods sold disaggregated by major product line:

	Year Ended
	September 30,	September 30,
	2025	2024
Revenue
Rail products	$8,127,761	$7,979,995
Mining products	1302368	168,699
Total	$8,258,129	$8,148,694

Cost of goods sold
Rail products	$6,041,980	$5,816,511
Mining products	92,155	117,279
Total	$6,134,135	$5,933,790

PRODUCT WARRANTIES

The Company provides limited warranties on certain products for 30 days. The Company records an accrued liability and expense for estimated future warranty claims based upon historical experience and management's estimate of the level of future claims. Changes in the estimated amounts recognized in prior years are recorded as an adjustment to the accrued liability and expense in the current year. Product warranty expense and accruals were not material as of and for the periods ending September 30, 2025, and 2024.

ADVERTISING

The Company expenses the costs of advertising when incurred. Advertising expense for the year ended September 30, 2025 and 2024 totaled $2,010 and $7,034, respectively.

INCOME TAXES

The Company accounts for income taxes in accordance with income tax accounting guidance (Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes). Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or al I of a deferred tax asset will not be realized.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025 and 2024

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term "more likely than not" means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. The Company had no material uncertain tax positions as of September 30,2025 and 2024.

FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to observable inputs (Level 1) and the lowest priority to unobservable inputs (Level 3).

•	Level l - Quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2 - Inputs other than quoted prices included within Level l that are observable for the asset or liability, either directly or indirectly.
•	Level 3 - Unobservable inputs for the asset or liability that rely on the Company's own assumptions.

As of September 30, 2025, and 2024, the Company did not have any assets or liabilities measured at fair value on a recurring or nonrecurring basis. Accordingly, no fair value hierarchy table has been presented. The carrying amounts of financial instruments such as cash, accounts receivable, and payables approximate their fair values due to the short-term nature of these instruments. The fair value of the Company's third-party debt instruments approximates their carrying value due to their relatively short maturities, variable interest rates and how recent the debt was entered. The interest rates on the Company's third-party borrowings are consistent with current market rates available for similar instruments. It was not practical to estimate the fair value of payables with related parties; the terms of the amounts reflected in the balance sheets are more fully described in Note 7.

EARNINGS PER SHARE

Basic earnings per common share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. The Company has no potential common shares that would have been outstanding if dilutive potential common shares had been issued.

COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and legal proceedings that arise in the ordinary course of business. Management is not aware of any pending or threatened litigation, claims, or assessments that are expected to have a material adverse effect on the Company's financial position, results of operations, or cash flows.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025, and 2024

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

RECENTLY ADOPTED ACCOUNTING STANDARDS

Effective October 1, 2024, the Company adopted Accounting Standards Update ("ASU") 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update, issued by the FASB in November 2023, requires enhanced disclosures about significant segment expenses that are regularly provided to the Chief Operating Decision Maker ("CODM"). The Company applied this guidance retrospectively. Adoption of this update did not have a material impact on the Company's financial position, results of operations, or cash flows, but resulted in expanded segment disclosures presented in Note 2.

ACCOUNTING STANDARDS ISSUED BY NOT YET ADOPTED

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40). ASU 2024-03 requires that a public business entity disclose detailed information about types of expense. Specifically, a public business entity would disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation and (d) intangible asset amortization included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a}-(d). In addition, a public business entity should include certain amounts that are already required to be disclosed under current U.S. GAAP in the same disclosure as the other disaggregation requirements. A public business entity would also disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively and disclose the total amounts of selling expenses and, in annual reporting periods, an entity's definition of selling expenses. For public business entities, the new guidance is effective for annual periods beginning after December 15, 2026. Early adoption is permitted. The new guidance should be applied either prospectively to financial statements issued after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Company is evaluating the impact of the new guidance.

The Company does not expect the adoption of this update, or any other recently issued but not yet effective accounting pronouncements, to have a material effect on the Company's financial statements.

SEGMENT REPORTING

The Company operates as a single operating segment engaged in providing mining and rail products to customers. The Company's reportable segment is determined by the Company's Chief Executive Officer ("CEO"), which is designated as the CODM, based upon information provided about the Company's operations. The segment is also distinguished by the level of information provided to the CODM, who uses net income to review performance and allocate resources. The nature of the Company's activities, the types of customers served, and the methods used to deliver products are substantially similar across the Company's operations. Accordingly, management has determined that the Company has one reportable segment under ASC 280, Segment Reporting. Segment accounting policies are the same as those described in Note 2.

RECLASSIFICATIONS

Certain reclassifications have been made to the September 30, 2024, financial statements to conform to the September 30, 2025 financial statement presentation. These reclassifications had no effect on net earnings.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025, and 2024

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	September 30,	September 30,
	2025	2024
Delivery truck trailer	$396,567	$415,567
Warehouse equipment	13,144	13,144
Less-Accumulated Depreciation	(94,049)	(63,692)
	$315,662	$365,019

Depreciation expense of $49,357 and $27,874 were recognized during the years ended September 30, 2025, and 2024, respectively.

NOTE 4 - DEBT

2020 TERM LOAN

On December 3, 2020, the Company entered into a term loan agreement (the "2020 Term Loan") with an original principal amount of $418,245. Principal and interest were payable in 71 equal monthly installments, with final maturity on December 3, 2026. Borrowings under the 2020 Term Loan bore interest at the Wall Street Journal Prime Rate plus 1.00% and were secured by certain of the Company's assets as well as a personal guarantee from the CEO, who is also a principal stockholder. The 2020 Term Loan was repaid in full during the year ended September 30, 2024, using proceeds from the 2024 Line (defined below).

2024 REVOLVING LINE OF CREDIT

On March 13, 2024, the Company entered into a revolving line of credit agreement (the "2024 Line") providing total availability of $500,000, all of which was drawn on the date of inception. Interest was payable monthly, and all outstanding principal and interest were due on March 15, 2025. Borrowings bore interest at the Wall Street Journal Prime Rate plus 0.45% and were secured by certain Company assets and a personal guarantee from the CEO. The 2024 Line was repaid during the year ended September 30, 2025, using proceeds from the 2025 Line (defined below).

2024 TERM LOAN

On March 26, 2024, the Company entered into a term loan agreement (the "2024 Term Loan") with a principal amount of $142,192. Interest was payable monthly and all outstanding principal was due at maturity on September 25, 2024. Borrowings bore interest at a fixed rate of 7.00% and were secured by a Company-owned delivery vehicle. The 2024 Term Loan was repaid in full during the year ended September 30, 2024.

2025 REVOLVING LINE OF CREDIT

On March 27, 2025, the Company entered into a revolving line of credit agreement (the "2025 Line") providing total availability of $l,000,000, all of which was drawn at closing. Interest is payable monthly, and all outstanding principal and accrued interest are due on April 15, 2026. Borrowings bear interest at the Wall Street Journal Prime Rate plus 1.00% (8.50% on September 30, 2025) and are secured by certain Company assets as well as a personal guarantee from the CEO. On July 2, 2025, the 2025 Line was amended to increase total availability to $2,000,000.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025, and 2024

NOTE 4 - DEBT - CONTINUED

As of September 30, 2025, borrowings outstanding under the 2025 Line were $1,999,453.

COVENANTS

Each of the Company's debt agreements contains customary affirmative and negative covenants and events of default. The Company was in compliance with all applicable covenants as of September 30, 2025.

NOTE 5 - INCOME TAXES

The Company is subject to routine audits by tax jurisdictions; however, there are currently no audits for any tax years in progress. The Company is subject to federal and state income taxes; however, no current income tax expense has been recorded for the year ended September 30, 2025, because the Company utilized net operating loss (NOL) carryforwards to offset taxable income. The NOL carryforwards reduced the Company's current tax liability to zero. As of September 30, 2025, the Company had gross NOL carryforwards of approximately $4,585,588. Realization of the Company's deferred taxes depends on generating sufficient taxable income prior to the expiration of the loss carryforwards and tax credits. The Company has concluded that it is more likely than not that the deferred tax assets will not be realized and therefore has maintained a full valuation allowance.

NOTE 6 - COMMON STOCK REPURCHASE

On January 27, 2023, the Company's Board of Directors authorized a share repurchase program permitting the Company to repurchase up to 8,053,084 shares of its common stock over a 12-month period, at a price not to exceed $0.25 per share. Shares repurchased under the program are retired upon settlement. During the year ended September 30, 2024, the Company repurchased and retired 418,084 shares for cash consideration totaling $17,000.

NOTE 7 - RELATED PARTY TRANSACTIONS

Accrued expenses - related party consists of the following:

	September 30,	September 30,
	2025	2024
Advances from officer	$67,737	$101587
Accrued officer's salary	31,410	71,410
Interest due on note payable to officer	559,726	559,726
Amounts due under lease agreement with officer	196 900	228,000
	$855,773	$960,723

ADVANCE FROM OFFICER

As of September 30, 2025, and 2024, the CEO advanced an aggregate of$67,737 and $101,587, respectively, to the Company. The advances were for general corporate purposes, do not bear interest, and are repayable upon demand. The advances are subordinate to the Company's bank indebtedness described in Note 4.

ACCRUED OFFICER'S SALARY

As of September 30, 2025, and 2024, the Company owed $31,410 and $71,410, respectively, to the Company's Chief Financial Officer ("CFO") as payment for past services. The amounts due are secured by the death benefit proceeds of a $500,000 key man term life insurance policy purchased by the Company on the life of the CFO.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025, and 2024

NOTE 7 - RELATED PARTY TRANSACTIONS- CONTINUE

NOTE PAYABLE TO OFFICER

On February 25, 2014, the Company entered into a term loan agreement with the CEO (the "CEO Loan") with a principal amount of$2,000,000 due February 26, 2024. The CEO Loan bore interest at the greater of 5.00% or the WSJ Prime Rate through September 30, 2019. Starting October l, 2019, the CEO Loan is non-interesting bearing. Accrued interest on the CEO Loan totaled $559,726 as of September 30, 2025, and 2024. On February 26, 2024, the CEO Loan was amended which extended the maturity date to February 25, 2029. The CEO Loan is secured by the death benefit proceeds of a $2,000,000 key man term life insurance policy purchased by the Company on the life of the CEO. The principal and interest on the CEO Loan are subordinate to the Company's bank indebtedness described in Note 4.

LEASE AGREEMENT WITH OFFICER

The Company leases its headquarters and warehouse from the CEO, and the CEO's immediate family member, pursuant to the terms of an agreement initially entered on November 19, 2012; the lease agreement was renewed for varying annual periods through August 31, 2025, at $2,000 monthly. On September 1, 2025, the lease was renewed for an additional one year at $3,000 monthly. As of September 30, 2025, the Company owed $196,900 under the lease agreement. Lease payments of $25,000 and $24,000 were recognized in selling, general, and administrative expenses on the statements of operations for the years ended September 30, 2025, and 2024, respectively. The Company has elected the practical expedient permitted under ASC 842-10-25-2 to not recognize right-of-use assets and lease liabilities for leases that, at commencement, have a lease term of 12 months or less and do not include a purchase option that the Company is reasonably certain to exercise. Lease payments associated with this lease are recognized on a straight-line basis over the lease term.

NOTE 8 - CONCENTRATION OF RISKS

Financial instruments which potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held by a high credit quality financial institution.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2025, and 2024

NOTES - CONCENTRATION OF RISKS- CONTINUED

The Company had the following customer concentration:

	Revenue (in%s)		Accounts Receivable, Net (in%s)
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024

Customer A	*	11	*	*

Customer B	11	*	23	*

Customer C	27	49	*	47

Customer D	*	*	*	11

Customer E	*	*	*	19

Customer F	11	*	*	16

Customer G	16	*	*	*

Customer H	*	*	34	*

* Represent less than l 0%

NOTE 9-SUBSEQUENT EVENTS

Subsequent events have been evaluated through December 29, 2025, which is the date the financial statements were issued.

NOTE 10- OTHER

The Company imports certain products from suppliers in China for resale to customers in the United States. Changes in U.S. trade policy, including the imposition of tariffs or other import restrictions on goods from China, could increase the Company's cost of inventory and negatively impact gross margins, operating results, and cash flows. Management continues to monitor developments in trade regulations and may adjust pricing, sourcing strategies, or supply chain arrangements as necessary to mitigate potential adverse effects.

As disclosed in the Company's September 30, 2024 financial statements, management concluded that conditions existed that raised substantial doubt about the Company's ability to continue as a going concern, Those disclosures remain part of the comparative financial statements.

TX RAIL PRODUCTS INC

FINANCIAL STATEMENTS

MARCH 31, 2026, AND 2025

(Unaudited and Unreviewed)

Balance Sheets as of March 31, 2026, and 2025 (unaudited and unreviewed)

Statement of Operations for Three Months and Six Months Ended March 31, 2026, and 2025 (unaudited and unreviewed)

Statements of Changes in Stockholder's Equity for the Six Months Ended March 31,2026 and 2025 (unaudited and unreviewed)

Statement of Cash Flows for the Six Months Ended March 31, 2026, and 2025 (unaudited and unreviewed)

Notes to Unaudited and Unreviewed Financial Statements

TX RAIL PRODUCTS, INC.

BALANCE SHEETS

	Unaudited
	March 31, 2026	September 30, 2025
ASSETS

Cash and cash equivalents	$303,167	$111,213
Accounts receivable, net	2,156,355	1,000,770
Inventory	4,599,771	5,099,161
Other current assets	30 766	16.079
Total current assets	7,090,059	6,227,223
Property and equipment, net	290.984	315.662
Total Assets	$7.381.043	$6.542,885

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$1,420,395	$119,737
Accrued expenses	10,000	10,000
Accrued expenses-related party	561,933	855,773
Line of Credit	925,030	1,999,453
Other current liability	128.919	120.458
Total current liabilities	3,046,277	3,105,421
Note payable-related party	2 000 000	2,000,000
Total Liabilities	5,046,277	5,105,421

Commitments and contingencies (Note 1)

Preferred stock: no par value, 1,000,000 shares authorized no shares outstanding
Common stock: no par value, 250,000,000 shares (Note 8) authorized, 45,000,000 shares issued and outstanding at March 31, 2026 and September 30, 2025	8,703,344	8,703,344
Additional paid-in capital	4,809,295	4,809,295
Accumulated deficit	(11,177,873}	(12.075.175)
Total stockholders' equity	2.334.766	1,437 464
Total Liabilities and Stockholders' Equity	$7.381.043	$6,542,885

The accompanying notes are an integral part of the financial statements.

TX RAIL PRODUCTS, INC.

STATEMENTS OF OPERATIONS

	Unaudited
	THREE MONTHS ENDED		SIX MONTHS ENDED
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Revenue	$3,467,331	$2,171,695	$7,039,870	$4,247,797
Cost of goods sold	(2,619,745)	(1,563,672)	(5,286,044)	(3,186,031)
Gross profit	847,586	608,023	1,753,826	1,061,766
Selling, general and administrative expenses	428,731	230,125	801,829	506,966
Income from operations	418,855	377,898	951,997	554,800
Interest expense	(30,783)	(15,666)	(59,022)	(16,892)
Other income, net	2,870	5,194	4,327	7,027
Net income	$390,942	$367.426	$897,302	$544,935
Basic earnings per common share	$0.01	$0.01	$0.02	$0.01
Weighted average common shares outstanding	45,000,000	45,000,000	45,000,000	45,000,000

The accompanying notes are an integral part of the financial statements.

TX RAIL PRODUCTS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Unaudited

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2025		$	45,000,000	$8,703,344	$4,809,195	$(11,568,815)	$1,943,824
Net Income						390,942	390,942
Balance March 31, 2026		$	45,000,000	$8,703,344	$4,809,295	$(11,177,873)	$2,33-1,766

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2024		$	45,000,000	$8,703,344	$4,809,295	$(12,925,708)	$586,931
Net Income						367,426	367,426
Balance, March 31, 2025		$	-15,000,000	$8,703,3-U	$-1,809,295	$(12,558,282)	$954,357

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2025		$	45,000,000	$8,703,344	$4,809,295	$(12,075,175)	$1,437,464
Net income						897.302	897,302
Balance, March 31, 2026		$	45,000,000	$8,703,344	$4,809,295	$(11,177,873)	$2,334,766

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2024		$	45,000,000	$8,703,344	$4,809,295	$(13,103,217)	$409,422
Net income						544,935	544 935
Balance, March 31, 2025		$	45,000,000	$8,703,344	$4,809,295	$(12,558,282)	$954,357

The accompanying notes are an integral part of the financial statements.

TX RAIL PRODUCTS, INC.

STATEMENTS OF CASH FLOWS

	Unaudited
	Six Months Ended March 31,
	2026	2025
Operating activities:
Net income	$897,302	$544,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	24,678	24,678
Changes in operating assets and liabilities:
Accounts receivable, net	(1,155,585)	(302,062)
Inventory	499,390	(713,679)
Deposits for purchased products		91,702
Other current assets	(14,687)	27,270
Accounts payable and accrued expenses	1,300,658	586,612
Other current liabilities	8,461	(36,366)
Net cash provided by operating activities	1,560,217	223,090

Investing activities:
Net cash from investing activities

Financing activities:
Payment on Line of Credit, net	(1,074,423)	(146,753)
Proceeds from related party transactions	16,000	12,000
Payment for related party transactions	(309,840)	(110,223)
Net cash used in financing activities	(1,368,263)	(244,976)

Increase/(decrease) in cash and cash equivalents	191,954	(21,886)
Cash and cash equivalents at beginning of period	111,213	113,976

Cash and cash equivalents at end of period	$303,167	$92,090
Cash paid during the period for interest	$59,022	$16,892

The accompanying notes are an integral part of the financial statements

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE I-NATURE OF OPERATIONS

TX Rail Products, Inc, a Georgia corporation (the "Company", "we", 'us" or "our"), is a supplier of rail and rail products to the United States of America ("U.S.") coal mining industry, short line railroads and, tunneling contractors. Our headquarters and warehouse are in Ashland, Kentucky. Our products are transported primarily by ground transportation to our customers. Shipping costs are borne by our customers.

On April 18, 2024, the Company changed its name from TX Holdings, Inc to TX Rail Products Inc. (TXRP). The new name reflects the prevailing product line and operations of the Company.

The Company was incorporated in the State of Georgia on May 15, 2000.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions and calculated estimates that affect a) the reported amounts of assets and liabilities, (b) disclosure of contingent assets and liabilities at the date of the financial statements, and (c) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all liquid investments with original maturities of three months or less to be call equivalents. The Company had no cash equivalents as of March 31, 2026, and September 30,2025. At March 31, 2026, the Company's cash accounts were not in excess of federally insured limits.

ACCOUNTS RECEIVABLE

Accounts receivables are stated at the amount of consideration from customers, which the Company has an unconditional right to receive. The Company provides an allowance for credit losses, which is based on management's assessment of the collectability of customer accounts and includes consideration for creditworthiness and the financial condition of those customers. The Company reviews historical experience with its customers, the general economic environment adjusted for current conditions and reasonable and supportable forecasts, and the aging of receivables to determine the adequacy of the allowance.

Accounts receivables are ordinarily due between 15-60 days after the issuance of the invoice.

For the three- and six-months ended March 31, 2026, and 2025, there were no credit losses recorded related to doubtful accounts receivable, where collectability is not reasonably assured. Allowances for credit losses recorded in accounts receivable, net on the balance sheets was $57 ,440 and $27,440 as of March 31,2026, and 2025, respectively.

INVENTORY

The Company's inventory consists of mining and rail purchased parts. Inventory is stated at the lower of cost (determined using the first in first out method) or net realizable value. The Company has no manufacturing inventory.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES-Continued

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less depreciation. Major renewals and betterments are capitalized, while maintenance and repairs that do not materially improve or extend the useful lives of the assets are charged to expense as incurred. A depreciable life of ten (10), seven (7) years or five (5) years are assigned to delivery trucks and equipment. Assets are depreciated over their estimated useful lives using the straight-line method.

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No long-lived asset impairment was recognized during the three- and six-months ending March 3 I, 2026, and 2025, respectively.

REVENUE RECOGNITION

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring distinct goods to customers. The Company's revenue consists substantially of products sales and is reported net of sales discounts offered to customers. The Company recognizes revenue when performance obligations under the terms of contracts with its customers are satisfied, which occurs when control passes to a customer to enable them to direct the use of and obtain benefit from a product. This typically occurs when a customer obtains legal title, obtains the risks and rewards of ownership, has received the goods according to the contractual shipping terms either at the shipping point or destination and is obligated to pay for the product.

The Company provides an assurance-type warranty that guarantees its product complies with agreed-upon specifications. The warranty is not sold separately and does not convey any additional services to the customer; therefore, the warranty is not considered a separate performance obligation. The Company estimates the costs that may be incurred under warranties and records a liability at the time product revenue is recognized.

For shipping and handling activities, the Company is applying an accounting policy election, which allows an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the goods has been transferred to the customer. Therefore, the Company expenses shipping and handling costs at the time revenue is recognized.

The Company is also applying an accounting policy election, which allows an entity to exclude from revenue any amount collected from customers on behalf of third parties, such as sales taxes and other similar taxes the Company collects concurrent with revenue-producing activities. Therefore, revenue is presented net of sales taxes and similar revenue-based taxes.

The Company's contracts do not have significant financing components.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES-Continued

DISAGGREGATION OF REVENUE

The Company's revenue is generated from customers in the U.S. geographical market and recognized at a point in time.

The following table presents the Company's revenues and costs of goods sold disaggregated by major product line:

	Three Months Ended		Six Months Ended
	March	March	March	March
	31,2026	31,2025	31,2026	31, 2025
Revenue
Rail products	$3,457,331	$2,130,245	$7,029,870	$4,142,929
Mining products	10,000	41,450	10,000	104,868
Total	$3,467,331	$2,171,695	$7,039,870	$4,247,797

Cost of goods sold
Rail products	$2,612,199	$1,518,942	$5,278,498	$3,087,110
Mining products	7,546	44,730	7,546	98,921
Total	$2,619,745	$1,563,672	$5,286,044	$3,186,031

PRODUCT WARRANTIES

The Company provides limited warranties on certain products for 30 days. The Company records an accrued liability and expense for estimated future warranty claims based upon historical experience and management's estimate of the level of future claims. Changes in the estimated amounts recognized in prior years are recorded as an adjustment to the accrued liability and expense in the current year. Product warranty expense and accruals were not material for the three- and six- months ending March 31, 2026, and 2025.

ADVERTISING

The Company expenses the costs of advertising when incurred. No advertising expense were incurred for the three-and six - months ending March 31, 2026, and 2025.

INCOME TAXES

The Company accounts for income taxes in accordance with income tax accounting guidance (Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes). Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

Ended March 31, 2026 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term "more likely than not" means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. The Company had no material uncertain tax positions as of March 31. 2026, and September 30, 2025.

FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to observable inputs (Level 1) and the lowest priority to unobservable inputs (Level 3).

•	Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3 - Unobservable inputs for the asset or liability that rely on the Company's own assumptions.

As of March 31, 2026, and September 30, 2025, the Company did not have any assets or liabilities measured at fair value on a recurring or nonrecurring basis. Accordingly, no fair value hierarchy table has been presented. The carrying amounts of financial instruments such as cash, accounts receivable, and payables approximate their fair values due to the short-term nature of these instruments. The fair value of the Company's third-party debt instruments approximate their carrying value due to their relatively short maturities, variable interest rates and how recent the debt was entered. The interest rates on the Company's third-party borrowings are consistent with current market rates available for similar instruments. It was not practical to estimate the fair value of payables with related parties; the terms of the amounts reflected in the balance sheets are more fully described in Note 7.

EARNINGS PER SHARE

Basic earnings per common share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. The Company has no potential common shares that would have been outstanding if dilutive potential common shares that would have been outstanding if dilutive potential common shares had been issued.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and legal proceedings that arise in the ordinary course of business. Management is not aware of any pending or threatened litigation, claims, or assessments that are expected to have a material adverse effect on the Company's financial position, results of operations, or cash flows.

RECENTLY ADOPTED ACCOUNTING STANDARDS

Effective October I, 2024, the Company adopted Accounting Standards Update ("ASU") 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update, issued by the FASB in November 2023, requires enhanced disclosures about significant segment expenses that are regularly provided to the Chief Operating Decision Maker ("CODM"). The Company applied this guidance retrospectively. Adoption of this update did not have a material impact on the Company's financial position, results of operations, or cash flows, but resulted in expanded segment disclosures presented in Note 2.

ACCOUNTING STANDARDS ISSUED BY NOT YET ADOPTED

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40). ASU 2024-03 requires that a public business entity disclose detailed information about types of expense. Specifically, a public business entity would disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation and (d) intangible asset amortization included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a}-(d). In addition, a public business entity should include certain amounts that are already required to be disclosed under current U.S. GAAP in the same disclosure as the other disaggregation requirements. A public business entity would also disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively and disclose the total amounts of selling expenses and, in annual reporting periods, an entity's definition of selling expenses. For public business entities, the new guidance is effective for annual periods beginning after December 15, 2026. Early adoption is permitted. The new guidance should be applied either prospectively to financial statements issued after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Company is evaluating the impact of the new guidance.

The Company does not expect the adoption of this update, or any other recently issued but not yet effective accounting pronouncements, to have a material effect on the Company's financial statements.

SEGMENT REPORTING

The Company operates as a single operating segment engaged in providing mining and rail products to customers. The Company's reportable segment is determined by the Company's Chief Executive Officer ("CEO"), which is designated as the CODM, based upon information provided about the Company's operations. The segment is also distinguished by the level of information provided to the CODM, who uses net income to review performance and allocate resources. The nature of the Company's activities, the types of customers served, and the methods used to deliver products are substantially similar across the Company's operations. Accordingly, management has determined that the Company has one reportable segment under ASC 280, Segment Reporting. Segment accounting policies are the same as those described in Note 2.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

RECLASSIFICATIONS

Certain reclassifications have been made to March 31, 2025, financial statements to conform to the March 31, 2026, and financial statement presentation. These reclassifications had no effect on net earnings.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	March 31, 2026	September 30, 2025
Delivery Truck Trailer	$396,567	$415,567
Warehouse equipment	13,144	13,144
Less- Accumulated Depreciation	(118,727)	(63,692)
	$290,984	$365,019

Depreciation expense of $12,339 and $12,339 was recognized during the three months ending March 31, 2026, and 2025, respectively. Depreciation expense of $24,678 and $24,679 was recognized during the six months ending March 31, 2026, and 2025, respectively.

NOTE4-DEBT

2020 TERM LOAN

On December 3, 2020, the Company entered into a term loan agreement (the "2020 Term Loan") with an original principal amount of$418,245. Principal and interest were payable in 71 equal monthly installments, with final maturity on December 3, 2026. Borrowings under the 2020 Term Loan bore interest at the Wall Street Journal Prime Rate plus 1.00% and were secured by certain of the Company's assets as well as a personal guarantee from the CEO, who is also a principal stockholder. The 2020 Term Loan was repaid in full during the year ended September 30, 2024, using proceeds from the 2024 Line (defined below).

2024 REVOLYING LINE OF CREDIT

On March 13, 2024, the Company entered into a revolving line of credit agreement (the "2024 Line") providing total availability of $500,000, all of which was drawn on the date of inception. Interest was payable monthly, and all outstanding principal and interest were due on March 15, 2025. Borrowings bore interest at the Wall Street Journal Prime Rate plus 0.45% and were secured by certain Company assets and a personal guarantee from the CEO. The 2024 Line was repaid during the year ended September 30, 2025, using proceeds from the 2025 Line (defined below).

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE 4 - DEBT - CONTINUED

2024 TERM LOAN

On March 26, 2024, the Company entered into a term loan agreement (the "2024 Term Loan") with a principal amount of$ I42,192. Interest was payable monthly and all outstanding principles were due at maturity on September 25, 2024. Borrowings bore interest at a fixed rate of 7.00% and were secured by a Company-owned delivery vehicle. The 2024 Term Loan was repaid in full during the year ended September 30, 2024.

2025 REVOLYING LINE OF CREDIT

On March 27, 2025, the Company entered into a revolving line of credit agreement (the "2025 Line") providing total availability of $1,000,000, all of which was drawn at closing. Interest is payable monthly and all outstanding principal and accrued interest are due on April 15, 2026. Borrowing bear interest at the Wall Street Journal Prime Rate plus 1.00% (8.50% on September 30, 2025) and are secured by certain Company assets as well as a personal guarantee from the CEO. On July 2, 2025, the 2025 Line was amended to increase total availability to $2,000,000.

As of March 31, 2026, and September 30, 2025, borrowings outstanding under the 2025 Line were $925,030 and $1,999,453, respectively.

COVENANTS

Each of the Company's debt agreements contains customary affirmative and negative covenants and events of default. The Company was in compliance with all applicable covenants as of March 31, 2026.

NOTE 5 - INCOME TAXES

The Company is subject to routine audits by tax jurisdictions; however, there are currently no audits for any tax years in progress. The Company is subject to federal and state income taxes; however, no current income tax expense has been recorded because the Company utilized net operating loss (NOL) carryforwards to offset taxable income. The NOL carryforwards reduced the Company's current tax liability to zero. Realization of the Company's deferred taxes depends on generating sufficient taxable income prior to the expiration of the loss carryforwards and tax credits. The Company has concluded that it is more likely than not that the deferred tax assets will not be realized and therefore has maintained a full valuation allowance.

NOTE 6 - COMMON STOCK REPURCHASE

On January 27, 2023, the Company's Board of Directors authorized a share repurchase program permitting the Company to repurchase up to 8,053,084 shares of its common stock over a 12-month period, at a price not to exceed $0.25 per share. Shares repurchased under the program are retired upon settlement. During the year ended September 30, 2024, the Company repurchased and retired 418,084 shares for cash consideration totaling $17,000.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE 7-RELATED PARTY TRANSACTIONS

Accrued expenses - related party consists of the following:

	March 31,	September 30,
	2026	2025
Advances from (to) officer	$(143,140)	$67,737
Accrued officer's salary	6,410	31,410
Interest due on note payable to officer	559,726	559,726
Amounts due under lease agreement with officer	138,937	196,900
	$561,933	$855,773

ADVANCES FROM (TO) OFFICER

As of March 31, 2026, the Company advanced an aggregate of $143,140 to the CEO. The receivables are shown net in Accrued expenses - related party on the balance sheet. As of September 30, 2025, the CEO advanced an aggregate of $67,737, to the Company. The advances were for general corporate purposes, do not bear interest, and are repayable upon demand. The advances are subordinate to the Company's bank indebtedness described in Note 4.

ACCRUED OFFICER'S SALARY

As of March 31, 2026, and September 30, 2025, the Company owed $6,410 and $31,410, respectively, to the Company's Chief Financial Officer ("CFO") as payment for past services. The amounts due are secured by the death benefit proceeds of a $500,000 key man term life insurance policy purchased by the Company on the life of the CFO.

NOTE PAYABLE TO OFFICER

On February 25, 2014, the Company entered into a term loan agreement with the CEO (the "CEO Loan") with a principal amount of $2,000,000 due February 26, 2024. The CEO Loan bore interest at the greater of 5.00% or the WSJ Prime Rate through September 30, 2019. Starting October I, 2019, the CEO Loan is non-interesting bearing. Accrued interest on the CEO Loan totaled $559,726 as of March 31, 2026, and September 30, 2025. On February 26, 2024, the CEO Loan was amended, which extended the maturity date to February 25, 2029. The CEO Loan is secured by the death benefit proceeds of a $2,000,000 key man term life insurance policy purchased by the Company on the life of the CEO. The principal and interest on the CEO Loan are subordinate to the Company's bank indebtedness described in Note 4.

LEASE AGREEMENT WITH OFFICER

The Company leases its headquarters and warehouse from the CEO, and the CEO's immediate family member, pursuant to the terms of an agreement initially entered on November 19, 2012; the lease agreement was renewed for varying annual periods through August 31, 2025, at $2,000 monthly. On September 1, 2025, the lease was renewed for an additional one year at $3,000 monthly. As of March 31, 2026, and September 30, 2025, the Company owed $138,937, and $196,900 under the lease agreement. Lease payments of $9,000 and $6,000 were recognized in selling, general and administrative expenses on the statements of operations for the three months ending March 31, 2026, and 2025, respectively. Lease payments of $18,000 and $12,000 were recognized in selling, general and administrative expenses on the statement of operations for the six months ending March 31,2026 and 2025, respectively. The Company has elected the practical expedient permitted under ASC 842-10-25-2 to not recognize right-of-use assets and lease liabilities for leases that, at commencement, have a lease term of 12 months or less and do not include a purchase option that the Company is reasonably certain to exercise. Lease payments associated with this lease are recognized on a straight-line basis over the lease term.

TX RAIL PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2026 (Unaudited)

NOTE 8 - SUBSEQUENT EVENTS

On January 6, 2026, the Company entered into a securities purchase agreement whereby, it agreed sell to an investor in a private placement, 6,000,000 shares of its no-par common stock, at a purchase price of $0.30. The agreement also provides the investor with an option to purchase an additional 4,000,000 shares of the common stock at a price of $0.50 for a period of 36 months following the date of the agreement. Provided the investor holds at least 1% of the Company issued and outstanding shares, the investor has agreed to grant voting control with respect to the initial shares to the Company. On March 13, 2026, the purchase agreement was terminated by mutual consent,

Subsequent events have been evaluated through April 29, 2026, which is the date the financial statements were issued.

NOTE 9 - OTHER

The Company imports certain products from suppliers in China for resale to customers in the United States. Changes in U.S. trade policy, including the imposition of tariffs or other import restrictions on goods from China, could increase the Company's cost of inventory and negatively impact gross margins, operating results, and cash flows. Management continues to monitor developments in trade regulations and may adjust pricing, sourcing strategies, or supply chain arrangements as necessary to mitigate potential adverse effects.

(b)	Exhibits

Incorporated by Reference From
Exhibit No.	Exhibit Description	Form	Filing Date	Filed/ Furnished Herewith
3.1	Articles of Incorporation	10-K	12/3/13
3.2	Articles of Amendment to Articles of Incorporation, dated January 17, 2003.	10-K	12/29/15
3.3	Articles of Amendment to Articles of Incorporation, dated July 25, 2005.	10-Q	5/3/13
3.4	Articles of Amendment to Articles of Incorporation, dated December 24, 2007.	10-Q	5 /3/13
3.5	Articles of Amendment, dated January 12, 2024.			X
3.6	Amended and Restated By-Laws.	10-K	12/15/17
4.1	Form of Common Stock Certificate.			X
10.1	Lease Agreement, dated November 19, 2012, by and among registrant and William Shrewsbury and Peggy Shrewsbury.	10-Q	5/3/13
10.2	Warehouse Lease Extension, dated September 1, 2014, by and among the Company and William L. Shrewsbury and Peggy Shrewsbury.	10-K	11/18/14
10.3	Consolidated Secured Promissory Note, dated February 25, 2014, issued to William L. Shrewsbury.	8-K	2/28/14
10.4	Warehouse Lease Extension, dated September l, 2016, by and among registrant and William Shrewsbury and Peggy Shrewsbury.	10-K	12/16/16
10.5	Bank line of credit agreement			X
10.7	Warehouse Lease Extension			X
14.1	Code of Ethics for Chief Executive Officer and Senior Financial Officer.	10-K	12/29/15
16.1	Letter from Griffith, De Laney, Hillman and Lett*
* To be filed by amendment

SIGNATURES

Pursuant to the requirements of section I 2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized.

TX RAIL PRODUCTS, INC.

By	Is/ William Shrewsbury
	William Shrewsbury Chief Executive Officer	Date- May 22. 2026